			Exhibit 99.4

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions of Item 8 (Financial Statements and Supplementary Data) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2004 of WPS Resources. All other sections of Item 8 are unchanged.

A. CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31
(Millions, except per share data)	2004	2003	2002

Nonregulated revenue	$3,658.8	$3,218.8	$498.0
Utility revenue	1,292.0	1,183.7	1,050.3
Total revenues	4,950.8	4,402.5	1,548.3

Nonregulated cost of fuel, gas, and purchased power	3,514.9	3,084.2	395.6
Utility cost of fuel, gas, and purchased power	576.2	532.3	419.0
Operating and maintenance expense	537.6	486.2	444.5
Depreciation and decommissioning expense	107.0	141.3	98.0
Taxes other than income	46.1	44.3	40.1
Operating income	169.0	114.2	151.1

Miscellaneous income	52.0	63.6	47.8
Interest expense and distributions on trust preferred securities	(59.9)	(61.8)	(61.6)
Minority interest	3.4	5.6	-
Other (expense) income	(4.5)	7.4	(13.8)

Income before taxes	164.5	121.6	137.3
Provision for income taxes	21.7	27.0	24.8
Net income before cumulative effect of change in
accounting principles	142.8	94.6	112.5

Cumulative effect of change in accounting principles, net of tax	-	3.2	-
Net income before preferred stock dividends of subsidiary	142.8	97.8	112.5

Preferred stock dividends of subsidiary	3.1	3.1	3.1
Income available for common shareholders	$139.7	$94.7	$109.4

Average shares of common stock
Basic	37.4	33.0	31.7
Diluted	37.6	33.2	32.0

Earnings per common share (basic)
Net income before cumulative effect of change in accounting principles	$3.74	$2.77	$3.45
Cumulative effect of change in accounting principles	-	0.10	-
Earnings per common share (basic)	$3.74	$2.87	$3.45

Earnings per common share (diluted)
Net income before cumulative effect of change in accounting principles	$3.72	$2.75	$3.42
Cumulative effect of change in accounting principles	-	0.10	-
Earnings per common share (diluted)	$3.72	$2.85	$3.42

Dividends per common share	$2.20	$2.16	$2.12

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

B. CONSOLIDATED BALANCE SHEETS

At December 31
(Millions)	2004	2003

Assets
Cash and cash equivalents	$40.0	$50.7
Restricted funds	-	3.2
Accounts receivable - net of reserves of $8.0 and $6.6, respectively	531.3	502.4
Accrued unbilled revenues	113.2	90.0
Inventories	196.1	182.5
Current assets from risk management activities	376.5	518.1
Assets held for sale	24.1	25.2
Deferred income taxes	-	4.2
Other current assets	91.5	91.5
Current assets	1,372.7	1,467.8

Property, plant, and equipment, net	2,076.5	1,900.2
Nuclear decommissioning trusts	344.5	332.3
Regulatory assets	160.9	127.7
Long-term assets from risk management activities	74.6	104.3
Other	347.6	364.2
Total assets	$4,376.8	$4,296.5

Liabilities and Shareholders' Equity
Short-term debt	$292.4	$38.0
Current portion of long-term debt	6.7	56.6
Note payable to preferred stock trust	-	51.5
Accounts payable	589.4	510.7
Current liabilities from risk management activities	338.6	517.3
Deferred income taxes	9.1	-
Other current liabilities	73.2	87.5
Current liabilities	1,309.4	1,261.6

Long-term debt	865.7	871.9
Deferred income taxes	71.0	84.7
Deferred investment tax credits	16.2	17.7
Regulatory liabilities	288.3	304.4
Environmental remediation liabilities	68.4	37.9
Pension and postretirement benefit obligations	94.6	137.7
Long-term liabilities from risk management activities	62.5	92.2
Asset retirement obligations	366.6	346.1
Other	91.2	88.0
Long-term liabilities	1,924.5	1,980.6

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,091.8	1,003.2
Total liabilities and shareholders' equity	$4,376.8	$4,296.5

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

C. CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

			Employee
			Stock Plan
			Guarantees and					Accumulated
			Deferred		Capital in			Other
	Comprehensive		Compensation	Common	Excess of	Retained	Treasury	Comprehensive
(Millions)	Income	Total	Trust	Stock	Par Value	Earnings	Stock	Income (Loss)

Balance at December 31, 2001	-	$715.9	($4.2)	$31.5	$325.4	$373.6	($7.7)	($2.7)
Income available for common shareholders	$109.4	109.4	-	-	-	109.4	-	-
Other comprehensive income - cash flow hedges (net of tax of $3.1)	(4.6)	(4.6)	-	-	-	-	-	(4.6)
Other comprehensive income - minimum pension liability (net of tax of $1.8)	(2.7)	(2.7)	-	-	-	-	-	(2.7)
Comprehensive income	$102.1	-	-	-	-	-	-	-
Issuance of common stock	-	28.3	-	0.5	21.7	-	6.1	-
Purchase of common stock	-	(1.3)	(1.3)	-	-	-	-	-
Dividends on common stock	-	(67.1)	-	-	-	(67.1)	-	-
Other	-	4.9	0.1	-	4.7	-	0.1	-

Balance at December 31, 2002	-	$782.8	($5.4)	$32.0	$351.8	$415.9	($1.5)	($10.0)
Income available for common shareholders	$94.7	94.7	-	-	-	94.7	-	-
Other comprehensive income - cash flow hedges (net of tax of $4.8)	7.2	7.2	-	-	-	-	-	7.2
Other comprehensive income - minimum pension liability (net of tax of $8.2)	(12.3)	(12.3)	-	-	-	-	-	(12.3)
Other comprehensive income - currency translation	0.1	0.1	-	-	-	-	-	0.1
Comprehensive income	$89.7	-	-	-	-	-	-	-
Issuance of common stock	-	197.7	-	4.8	191.8	-	1.1	-
Purchase of common stock	-	(1.0)	(1.0)	-	-	-	-	-
Dividends on common stock	-	(71.8)	-	-	-	(71.8)	-	-
Other	-	5.8	(0.1)	-	5.9	-	-	-

Balance at December 31, 2003	-	$1,003.2	($6.5)	$36.8	$549.5	$438.8	($0.4)	($15.0)
Income available for common shareholders	$139.7	139.7	-	-	-	139.7	-	-
Other comprehensive income - cash flow hedges (net of tax of $3.1)	4.6	4.6	-	-	-	-	-	4.6
Other comprehensive income - minimum pension liability (net of tax of $4.0)	(6.0)	(6.0)	-	-	-	-	-	(6.0)
Other comprehensive income - currency translation	0.3	0.3	-	-	-	-	-	0.3
Comprehensive income	$138.6	-	-	-	-	-	-	-
Issuance of common stock	-	26.3	-	0.6	25.6	-	0.1	-
Dividends on common stock	-	(81.3)	-	-	-	(81.3)	-	-
Other	-	5.0	(1.9)	0.1	7.0	(0.2)	-	-

Balance at December 31, 2004	-	$1,091.8	($8.4)	$37.5	$582.1	$497.0	($0.3)	($16.1)

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

D. CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
(Millions)	2004	2003	2002
Operating Activities
Net income before preferred stock dividends of subsidiary	$142.8	$97.8	$112.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	107.0	141.3	98.0
Amortization of nuclear fuel and other	49.0	47.2	50.6
Unrealized gain on investments	(5.5)	(38.7)	(1.7)
Pension and postretirement expense	39.8	26.4	5.2
Pension and postretirement funding	(17.8)	(15.6)	(7.3)
Deferred income taxes and investment tax credit	(1.8)	1.3	3.5
Unrealized (gains) losses on nonregulated energy contracts	(10.3)	10.4	5.8
Gain on sales of partial interest in synthetic fuel operation	(7.5)	(7.6)	(38.0)
Gain on sale of property, plant, and equipment	(16.2)	(7.0)	(0.6)
Cumulative effect of change in accounting principles, net of tax	-	(3.2)	-
Other	(10.0)	(33.7)	(8.1)
Changes in working capital, net of businesses acquired
Receivables, net	(67.7)	(183.4)	(79.8)
Inventories	(14.7)	(76.2)	20.3
Other current assets	(1.2)	(19.3)	(6.0)
Accounts payable	48.2	106.8	56.5
Other current liabilities	(3.3)	12.7	(16.9)
Net cash operating activities	230.8	59.2	194.0

Investing Activities
Capital expenditures	(292.4)	(177.8)	(229.2)
Sale of property, plant, and equipment	26.9	31.9	7.7
Purchase of equity investments and other acquisitions	(52.3)	(102.7)	(72.3)
Decommissioning funding	(0.3)	(3.0)	(2.6)
Other	3.1	4.2	11.6
Net cash investing activities	(315.0)	(247.4)	(284.8)

Financing Activities
Short-term debt - net	251.2	14.7	3.9
Issuance of long-term debt	-	125.0	250.3
Repayment of long-term debt, note to preferred stock trust and capital lease	(108.4)	(90.7)	(132.5)
Payment of dividends
Preferred stock	(3.1)	(3.1)	(3.1)
Common stock	(81.3)	(71.8)	(67.1)
Issuance of common stock	26.3	197.7	28.3
Purchase of common stock	-	(1.0)	(1.3)
Other	(11.2)	24.8	11.7
Net cash financing activities	73.5	195.6	90.2

Change in cash and cash equivalents	(10.7)	7.4	(0.6)
Cash and cash equivalents at beginning of year	50.7	43.3	43.9
Cash and cash equivalents at end of year	$40.0	$50.7	$43.3

The accompanying notes to WPS Resources Corporation's consolidated financial statements are an integral part of these statements.

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ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES

E. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The notes to the consolidated financial statements that follow include consolidated WPS Resources footnotes and certain combined footnotes for both WPS Resources and its wholly owned subsidiary registrant, WPSC. WPSC's financial statements also include supplemental footnotes related to WPSC. Refer to Item 8, Section L for a listing of the combined footnotes included in the WPS Resources notes and the supplemental footnotes that are applicable to the WPSC registrant.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations--WPS Resources is a holding company. Our wholly owned subsidiary, WPSC, is an electric and natural gas utility. WPSC supplies and distributes electric power and natural gas in its franchised service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. Our other wholly owned utility subsidiary, UPPCO, is an electric utility. UPPCO supplies and distributes electric energy to a portion of the Upper Peninsula of Michigan. Another wholly owned subsidiary, WPS Resources Capital Corporation, is a holding company for our nonregulated businesses, ESI and PDI. ESI is a diversified energy supply and services company. PDI is an electric generation company.

The term "utility" refers to the regulated activities of WPSC and UPPCO, while the term "nonutility" refers to the activities of WPSC and UPPCO that are not regulated. The term "nonregulated" refers to activities other than those of WPSC and UPPCO.

(b) Consolidation Basis of Presentation--The Consolidated Financial Statements include the accounts of WPS Resources and all majority owned subsidiaries, after eliminating significant intercompany transactions and balances. If a minority owner's equity is reduced to zero, our policy is to record 100% of the subsidiary's losses until the minority owner makes capital contributions or commitments to fund its share of the operating costs. The cost method of accounting is used for investments when WPS Resources owns less than 20% of the voting stock of the company, unless other evidence indicates we have significant influence over the operating and financial policies of the investee. Investments in businesses not controlled by WPS Resources, but over which we have significant influence regarding the operating and financial policies of the investee, are accounted for using the equity method. For additional information on our equity method investments see Note 10, "Investments in Affiliates, at Equity Method."

(c) Use of Estimates--We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. We make estimates and assumptions that affect reported amounts. These estimates and assumptions include assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

(d) Cash and Cash Equivalents--We consider short-term investments with an original maturity of three months or less to be cash equivalents.

Cash paid for taxes during 2004, 2003, and 2002 was $37.0 million, $21.9 million, and $34.6 million, respectively. During 2004, 2003, and 2002, cash paid for interest totaled $54.4 million, $57.9 million, and $52.3 million, respectively.

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Non-cash transactions were as follows:
(Millions)	2004	2003	2002

Weston 4 construction costs funded through accounts payable	$22.6	$ -	$ -
Minimum pension liability equity adjustment	6.0	12.3	2.7
Restricted cash	3.2	1.0	17.8
Debt assumed in Advantage acquisition	3.2	-	-
Exchange of transmission assets for equity interest in ATC	-	5.9	-
Conversion of indebtedness to equity in Quest Energy LLC	-	-	2.4
Debt assumed in WPS Empire State acquisition	-	-	0.9

(e) Revenue and Customer Receivables--Revenues are recognized on the accrual basis and include estimated amounts for electric and natural gas services rendered but not billed. Approximately 6.5% of WPS Resources' total revenue and approximately 10.1% of WPSC's total revenue in 2004 was from companies in the paper products industry.

WPSC and UPPCO use automatic fuel and purchased power adjustment clauses for the MPSC retail electric portions of their business. WPSC also uses automatic fuel and purchased power adjustment clauses for its FERC wholesale electric business; however, at UPPCO, most wholesale electric contracts are special contracts and have no automatic fuel and purchased power adjustment clauses. The Wisconsin retail electric portion of WPSC's business uses a "cost variance range" approach, based on a specific estimated fuel and purchased power cost for the forecast year. If WPSC's actual fuel and purchased power costs fall outside this range, the PSCW can authorize an adjustment to future rates. Decreases to rates can be implemented without a hearing, unless requested by WPSC, Commission Staff, or interveners, while increases to rates are generally subject to a hearing. For more information on current regulatory actions related to the fuel and purchased power adjustment clauses, see Note 22, "Regulatory Environment."

The PSCW approved a modified one-for-one gas cost recovery plan for WPSC commencing in January 1999. This plan allows WPSC to pass changes in the cost of natural gas on to system natural gas customers, subject to regulatory review by the Commission for reasonableness.

The MPSC has approved one-for-one recovery of prudently incurred natural gas costs for WPSC, subject to regulatory review. The MPSC also approved a natural gas cost recovery factor adjustment mechanism for WPSC for the period November 2004 through October 2005. This adjustment mechanism allows WPSC to upwardly adjust the natural gas rates charged to customers in Michigan based on upward changes to the New York Mercantile Exchange natural gas futures price without further MPSC action.

Billings to UPPCO's customers under the MPSC's jurisdiction include base rate charges and a power supply cost recovery factor. UPPCO receives MPSC approval each year to recover projected power supply costs by establishment of power supply cost recovery factors. The MPSC reconciles these factors to actual costs annually and permits 100% recovery of allowed power supply costs. UPPCO recognizes any over or under recovery currently in its revenues, and the payable or receivable is recognized on the balance sheet until settlement. The deferrals are relieved with additional billings or refunds.

WPSC and UPPCO are required to provide service and grant credit to customers within their service territories. The two companies continually review their customers' credit-worthiness and obtain or refund deposits accordingly. Both utilities are precluded from discontinuing service to residential customers during winter moratorium months. The regulated segments calculate a reserve for potential uncollectible customer receivables using a four-year average of bad debts net of recoveries as a percentage of total accounts receivable. The historical percentage is applied to the current year-end accounts receivable balance to determine the required reserve balance.

At PDI, electric power revenues related to fixed-price contracts are recognized at the lower of amounts billable under the contract or an amount equal to the volume of the capacity made available or the energy

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delivered during the period multiplied by the estimated average revenue per kilowatt-hour per the terms of the contract. Under floating-price contracts, electric power revenues are recognized when capacity is provided or energy is delivered.

ESI accrues revenues in the month that energy is delivered and/or services are rendered. With the January 1, 2003, adoption of Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," revenues related to derivative instruments classified as trading are reported net of related cost of sales for all periods presented. Therefore, previously reported revenues for derivatives classified as trading in 2002 have been reclassified to be shown net of cost of fuel, natural gas, and purchased power, while most 2004 and 2003 revenues continue to be reported on a gross basis. See Note 1(t), "Cumulative Effect of Change in Accounting Principle," for more information. Neither margins nor income available for common shareholders were impacted by the reclassification of revenue upon adoption of Issue No. 02-03.

ESI calculates the reserve for potential uncollectible customer receivable balances by applying an estimated bad debt experience rate to each past due aging category and reserving for 100% of specific customer receivable balances deemed to be uncollectible. The basis for calculating the reserve for receivables from wholesale counterparties considers netting agreements, collateral, and guarantees.

(f) Inventories--Inventories consist of natural gas in storage and fossil fuels, including coal. We value all fossil fuels using average cost. Average cost is also used to value natural gas in storage for our regulated segments. Natural gas in storage for our nonregulated segments is valued at the lower of cost or market unless hedged pursuant to a fair value hedge. Through December 2002, natural gas in storage for our nonregulated segments was marked to the current spot price under fair value accounting rules. To comply with accounting requirements resulting from the rescission of Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," we adopted the inventory valuation method described above for our nonregulated natural gas inventories effective January 1, 2003.

(g) Risk Management Activities--As part of our regular operations, WPS Resources enters into contracts, including options, swaps, futures, forwards, and other contractual commitments, to manage market risks such as changes in commodity prices and interest rates.

WPS Resources evaluates its derivative contracts in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 establishes accounting and financial reporting standards for derivative instruments and requires, in part, that we recognize certain derivative instruments on the balance sheet as assets or liabilities at their fair value. Subsequent changes in fair value of the derivatives are recorded currently in earnings unless certain hedge accounting criteria are met. If the derivatives qualify for regulatory deferral subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the derivatives are marked to fair value pursuant to SFAS No. 133 and are offset with a corresponding regulatory asset or liability.

Prior to the adoption of Issue No. 02-03, effective January 1, 2003, ESI accounted for contracts in accordance with Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." See Note 1(t), "Cumulative Effect of Change in Accounting Principle," for more information concerning the transition from Issue No. 98-10 to Issue No. 02-03.

In the fourth quarter of 2003, WPS Resources adopted Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments that are Subject to SFAS No. 133 and Not 'Held for Trading Purposes' as Defined in Issue No. 02-03," which resulted in recording nonregulated revenues net of cost of fuel, natural gas, and purchased power for energy-related transactions entered into after October 1, 2003, that settle financially and for which the commodity does not physically transfer. Had the provisions of Issue No. 03-11 been applied to arrangements entered into prior to October 1, 2003, previously reported nonregulated revenue would have decreased $62.9 million for the nine months ended September 30, 2003, with a corresponding $62.9 million decrease to nonregulated cost of fuel, natural gas, and purchased power. Previously reported wholesale natural gas sales volumes for the nine months ended

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 September 30, 2003 would have decreased 10.8 billion cubic feet. Neither margins, income, nor cash flows were impacted by the adoption of Issue No. 03-11.

WPS Resources classifies mark-to-market gains and losses on derivative instruments not qualifying for hedge accounting as a component of revenues.

(h) Property, Plant, and Equipment--Utility plant is stated at the original cost of construction including an allowance for funds used during construction. The cost of renewals and betterments of units of property (as distinguished from minor items of property) is capitalized as an addition to the utility plant accounts. Except for land, no gain or loss is recognized in connection with ordinary retirements of utility property units. Maintenance, repair, replacement, and renewal costs associated with items not qualifying as units of property are considered operating expenses. The utility charges the cost of units of property retired, sold, or otherwise disposed of, less salvage, to the accumulated provision for depreciation. The cost of removal associated with the retirement is charged to a regulatory liability.

We record straight-line depreciation expense over the estimated useful life of utility property and include amounts for estimated removal and salvage. The PSCW approved depreciation rates for WPSC effective January 1, 1999. On December 21, 2004, WPSC received approval for new depreciation rates effective January 1, 2005, which are not expected to have a material impact on annual depreciation expense. Depreciation rates for UPPCO were approved by the MPSC effective January 1, 2002.

The depreciation of Kewaunee production plant for the Wisconsin retail jurisdiction is being accrued based on a PSCW order. The cost of the steam generators that went into service in December 2001 will be recovered over an 8 1/2 year period using the sum-of-years-digits method of depreciation. Also under this order, the unrecovered plant investment at January 1, 2001, and future additions will be recovered over a period ending 8 1/2 years after the installation of the steam generators using a straight-line remaining life depreciation methodology. For the Michigan retail and wholesale jurisdictions, depreciation for Kewaunee is calculated on a straight-line basis using depreciation rates approved by the PSCW effective January 1, 1994.

Depreciation expense also includes accruals for nuclear decommissioning. These accruals are not included in the annual composite rates shown below. An explanation of this item is included in Note 8, "Nuclear Plant Operation."

Annual Utility Composite Depreciation Rates	2004	2003	2002

Electric	3.59%	3.63%	3.66%
Gas	3.65%	3.63%	3.59%

Nonutility property interest capitalization takes place during construction, and gain and loss recognition occurs in connection with retirements. Nonutility property is depreciated using straight-line depreciation. Asset lives range from 3 to 20 years.

Nonregulated plant is stated at the original construction cost, which includes capitalized interest, or estimated fair value at the time of acquisition pursuant to a business combination. The costs of renewals, betterments, and major overhauls are capitalized as an addition to plant. The gains or losses associated with ordinary retirements are recorded in the period of retirement. Maintenance, repair, and minor replacement costs are expensed as incurred.

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Most of the nonregulated subsidiaries compute depreciation using the straight-line method over the following estimated useful lives:

Structures and improvements	15 to 40 years
Office and plant equipment	5 to 35 years
Office furniture and fixtures	3 to 10 years
Vehicles	5 years
Computer equipment	3 years
Leasehold improvements	Shorter of: life of the lease or life of the asset

The Combined Locks Energy Center, however, is using the units of production depreciation method for selected pieces of equipment having defined lives stated in terms of hours of production.

WPS Resources capitalizes certain costs related to software developed or obtained for internal use and amortizes those costs to operating expense over the estimated useful life of the related software, which is usually three to seven years.

(i) Capitalized Interest and Allowance for Funds Used During Construction--Our nonregulated subsidiaries capitalize interest for construction projects, while our utilities use an allowance for funds used during construction ("AFUDC") calculation, which includes both a debt and an equity component as required by regulatory accounting.

Approximately 50% of WPSC's retail jurisdictional construction work-in-progress expenditures are subject to AFUDC, except on specific projects approved by the PSCW. For 2004, WPSC's AFUDC retail rate was 9.21%.

WPSC's construction work-in-progress AFUDC debt and equity percentage formula for the wholesale jurisdiction is specified in the FERC's Uniform System of Accounts. The 2004 average AFUDC wholesale rate was 6.99%.

WPSC's allowance for equity funds used during construction for 2004, 2003, and 2002 was $2.0 million, $2.4 million, and $3.0 million, respectively. WPSC's allowance for borrowed funds used during construction for 2004, 2003, and 2002 was $0.7 million, $1.0 million, and $1.2 million, respectively. UPPCO did not record AFUDC for 2004, 2003, or 2002, as UPPCO did not have significant construction projects during these years.

Our nonregulated subsidiaries calculate capitalized interest on long-term construction projects for periods during which financing is provided by WPS Resources through interim debt. The interest rate capitalized is based upon the monthly short-term borrowing rate WPS Resources incurs for such funds. The amount of interest capitalized during 2004, 2003, and 2002 was insignificant.

(j) Asset Impairment--We review the recoverability of long-lived tangible and intangible assets, excluding goodwill, other indefinite lived intangible assets, and regulatory assets, in accordance with SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." SFAS No. 144 requires review of assets when circumstances indicate that the carrying amount may not be recoverable. The carrying amount of assets held and used is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset's carrying value over its fair value. The carrying value of assets held for sale is not recoverable if it exceeds the fair value less cost to sell the asset. An impairment charge is recorded for any excess of the carrying value over the fair value less cost to sell. If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the future anticipated cash flows from these investments to their carrying values. Impairment charges are recorded if the carrying value of such assets exceeds the future anticipated cash flows.

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(k) Regulatory Assets and Liabilities--WPSC and UPPCO are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenue associated with certain incurred costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent amounts that are refundable in future customer rates. Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, we believe that future recovery of our regulatory assets is probable.

(l) Goodwill and Other Intangible Assets--In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and other assets with indefinite lives are not amortized, but are subject to annual impairment tests. WPSC performs its impairment test during the second quarter of each year, while PDI performs its impairment test annually during the third quarter. The impairment tests are updated whenever events or changes in circumstances indicate that the assets might be impaired. Based upon the results of testing, no impairments were noted in 2004, 2003, or 2002.

Other intangible assets with definite lives, consisting primarily of emission credits and customer related intangible assets, are amortized over periods from 1 to 30 years. For more information on WPS Resources' intangible assets, see Note 11, "Goodwill and Other Intangible Assets."

(m) Retirement of Debt--Premiums, discounts, and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

(n) Research and Development-- Electric research and development expenditures for WPSC totaled $0.7 million, $0.6 million, and $0.3 million, in 2004, 2003, and 2002, respectively. No other research and development expenditures were significant.

(o) Asset Retirement Obligations--Effective January 1, 2003, WPS Resources adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Under this accounting standard, WPS Resources recognizes, at fair value, legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction or development, and/or normal operation of the asset. The associated retirement costs are capitalized as part of the related long-lived asset and depreciated over the useful life of the asset. For the utility segments of WPS Resources, we believe it is probable that any differences between expenses under SFAS No. 143 and expenses currently recovered through customer rates will be recoverable or refundable in future customer rates. Accordingly, the adoption of this statement had no impact on the utility segment's income as its effect is offset by the establishment of regulatory assets or liabilities pursuant to SFAS No. 71. Refer to Note 15, "Asset Retirement Obligations," for additional information on SFAS No. 143.

(p) Income Taxes--We account for income taxes using the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes have been recorded using currently enacted tax rates for the differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Due to the effects of regulation on WPSC and UPPCO, certain adjustments made to deferred income taxes are, in turn, recorded as regulatory assets or liabilities.

Investment tax credits, which have been used to reduce our federal income taxes payable, have been deferred for financial reporting purposes. These deferred investment tax credits are being amortized over the useful lives of the property to which they relate.

WPS Resources is an indirect part owner in a facility that produces synthetic fuel that qualifies for tax credits under Section 29 if certain requirements are satisfied. Section 29 tax credits are currently scheduled to expire at the end of 2007. Tax credits that are not used to reduce tax expense as a result of alternative minimum tax rules relating to United States federal income taxes are carried forward as alternative minimum tax credits to reduce current tax expense in future years. Under current federal law, alternative minimum tax credits do not expire.

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WPS Resources files a consolidated United States income tax return that includes domestic subsidiaries in which its ownership is 80% or more. WPS Resources and its consolidated subsidiaries are parties to a tax allocation arrangement under which each entity determines its income tax provision on a stand-alone basis, after which the effects of federal consolidation are accounted for.

WPS Resources records a reserve for tax contingencies based upon management's assessment of the probabilities that certain deductions or income tax positions may not be sustained when income tax returns are audited by taxing jurisdictions. Our identified tax exposures are discussed below.

WPS Resources and its subsidiaries have routinely been subject to examination by various taxing jurisdictions. The periods currently open for examination include: Internal Revenue Service - 2002 and subsequent tax years, Wisconsin Department of Revenue - 1996 and subsequent tax years, and other state and local taxing jurisdictions - various time periods. At any given time there might be several of these audits open covering multiple tax years. Management has not been informed by any taxing jurisdictions of any material adjustment to any filed or proposed tax position as a result of the on-going examinations.

WPS Resources has submitted a request to have the Internal Revenue Service conduct a pre-filing review of two tax positions related to the 2004 tax return. The first position relates to the value of the Peshtigo River land donated to the WDNR in 2004. The second position relates to the current deductibility of a planned repair that was made to the reactor vessel at Kewaunee in 2004. The IRS has not yet responded to these requests. If the IRS decides not to undertake a pre-filing review, WPS Resources will have to wait for resolution of these positions when they come up for examination post-filing. WPS Resources has recorded a tax benefit with respect to these positions based upon management's assessment of the probability of sustaining the position WPS Resources intends to take in filing its 2004 tax return.

The combined current benefit of Section 29 tax credits and the deferred benefit of alternative minimum tax credits (arising from Section 29 tax credits) is limited to an amount equal to the WPS Resources regular consolidated federal tax liability. In 2004, and in some previous years, this limitation has impacted the amount of the tax benefit recorded as compared to actual Section 29 tax credits produced. WPS Resources has recorded a tax benefit with respect to Section 29 tax credits based upon management's assessment of the probability of sustaining the filing position for federal tax returns.

(q) Excise Taxes--WPS Resources presents revenue net of pass-through taxes on the Consolidated Statements of Income.

(r) Guarantees--Effective January 1, 2003, WPS Resources adopted the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires that the guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

At December 31, 2004, WPSC had an outstanding guarantee to indemnify a third party for certain unrecovered costs related to a utility construction project in the event the project is not completed. At December 31, 2004, the guarantee carries a maximum exposure of $5.3 million. A liability for the fair value of this obligation was not recognized in the Consolidated Balance Sheets of WPSC because the guarantee was issued prior to the effective date for initial measurement and recognition as defined by Interpretation No. 45.

(s) Stock-Based Employee Compensation--WPS Resources has stock-based employee compensation plans, which are described more fully in Note 21, "Stock-Based Compensation." WPS Resources accounts for these plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Upon grant of stock options, no stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of

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the underlying common stock on the date of grant. The following table illustrates the effect on income available for common shareholders and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:
(Millions, except per share amounts)	2004	2003	2002
Income available for common shareholders
As reported	$139.7	$94.7	$109.4
Add: Stock-based compensation expense using the intrinsic value method - net of tax	1.4	2.1	1.3
Deduct: Stock-based compensation expense using the fair value method - net of tax	(2.1)	(2.6)	(1.8)
Pro forma	$139.0	$94.2	$108.9

Basic earnings per common share
As reported	$3.74	$2.87	$3.45
Pro forma	3.72	2.85	3.44

Diluted earnings per common share
As reported	$3.72	$2.85	$3.42
Pro forma	3.70	2.84	3.40

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes stock option pricing model assuming:
	2004	2003	2002
Expected life	10 years	10 years	10 years
Risk-free interest rate	4.40%	4.40% to 4.65%	4.43% to 5.57%
Expected dividend yield	5.19%	5.68 % to 6.23%	6.23% to 6.60%
Expected volatility	15.44%	18.25% to 19.97%	19.53% to 20.53%

(t) Cumulative Effect of Change in Accounting Principles--ESI had been applying the accounting standards of Issue No. 98-10, from the first quarter of 2000 until this standard was rescinded by Issue No. 02-03 in October 2002. ESI was defined as a trading company under Issue No. 98-10 and was required to mark all of its energy-related contracts to market. On October 25, 2002, the Emerging Issues Task Force rescinded Issue No. 98-10, thus precluding mark-to-market accounting for energy trading contracts entered into after that date that are not derivatives and requiring a cumulative effect of change in accounting principle to be recorded effective January 1, 2003, for all nonderivative contracts entered into on or prior to October 25, 2002. On January 1, 2003, WPS Resources recorded an after-tax cumulative effect of a change in accounting principle of $3.5 million (primarily related to ESI operations) to increase income available for common shareholders as a result of removing from its balance sheet the mark-to-market effects of those contracts entered into on or prior to October 25, 2002, that do not meet the definition of a derivative under SFAS No. 133. The cumulative effect of adopting this new accounting standard is expected to reverse upon the settlement of the contracts impacted by the standard. Most of this reversal occurred in 2004. The required change in accounting had no impact on the underlying economics or cash flows of the contracts.

The adoption of SFAS No. 143 at PDI on January 1, 2003, resulted in a $0.3 million negative after-tax cumulative effect of change in accounting principle related to recording a liability for the closure of an ash basin at Sunbury.

(u) Reclassifications--We reclassified certain prior year financial statement amounts to conform to the current year presentation.

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(v) New Accounting Pronouncements--In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees," and requires a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award. SFAS No. 123R will be effective for WPS Resources on July 1, 2005. SFAS No. 123R offers companies alternative methods of adopting this standard. At the present time, WPS Resources has not determined which alternative method it will use, or the resulting impact on its financial position or results of operations. However, we do not expect a significant impact when we adopt the standard.

In March 2004, the FASB issued EITF No. 03-01, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," which provides new guidance for assessing impairment losses on debt and equity investments. The new impairment model applies to investments accounted for under the cost method and investments accounted for under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." EITF No. 03-01 also includes new disclosure requirements for cost method investments and for all investments that are in an unrealized loss position. In September 2004, the FASB delayed the accounting provisions of EITF No. 03-01; however, the disclosure requirements were effective for WPS Resources for the year ended December 31, 2004. WPS Resources does not expect the adoption of the accounting provisions of EITF No. 03-01 to have a significant impact on financial position or results of operations.

WPS Resources' investments accounted for under SFAS No. 115 that have unrealized losses at December 31, 2004, were not significant. At December 31, 2004, the aggregate carrying amount of WPS Resources' cost method investments totaled $1.5 million. These investments were not evaluated for impairment because the fair value of the investments was not estimated in accordance with paragraphs 14 and 15 of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," and no events or changes in circumstances were identified that would have had a significant adverse effect on the fair value of those investments.

NOTE 2--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Cash, Short-Term Investments, Energy Conservation Loans, Notes Payable, and Outstanding Commercial Paper: The carrying amount approximates fair value due to the short maturity of these investments and obligations.

Nuclear Decommissioning Trusts: Nuclear decommissioning trust investments are recorded at fair value, net of taxes payable on unrealized gains and losses. This represents the amount of assets available to accomplish decommissioning. The nonqualified trust investments designated to pay income taxes when unrealized gains become realized are classified as nuclear decommissioning trusts - other assets.

Long-Term Debt and Preferred Stock: The fair values of long-term debt and preferred stock are estimated based on the quoted market price for the same or similar issues or on the current rates offered to WPS Resources for debt of the same remaining maturity.

Risk Management Activities: Assets and liabilities from risk management activities are recorded at fair value pursuant to SFAS No. 133.

The estimated fair values of our financial instruments as of December 31 were:

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(Millions)	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$ 40.0	$ 40.0	$ 50.7	$ 50.7
Restricted cash	-	-	3.2	3.2
Energy conservation loans	1.6	1.6	1.9	1.9
Nuclear decommissioning trusts	344.5	344.5	332.3	332.3
Nuclear decommissioning trusts - other assets	26.8	26.8	22.5	22.5
Notes payable	12.7	12.7	10.0	10.0
Commercial paper	279.7	279.7	28.0	28.0
Note payable to preferred stock trust	-	-	51.5	51.5
Long-term debt	874.4	925.2	931.2	1,014.7
Preferred stock	51.1	50.0	51.1	49.0
Risk management activities - net	50.0	50.0	12.9	12.9

NOTE 3--RISK MANAGEMENT ACTIVITIES

The following table shows WPS Resources' assets and liabilities from risk management activities as of December 31, 2004 and 2003:
	Assets		Liabilities
(Millions)	2004	2003	2004	2003
Utility Segment
Gas and electric purchase contracts	$ 11.0	$ 8.4	$ -	$ -
Other	-	-	0.6	-
Nonregulated Segments
Commodity and foreign currency contracts	396.5	588.7	366.6	586.4
Fair value hedges	3.8	0.3	2.3	4.0
Cash flow hedges
Commodity contracts	39.8	25.0	22.9	9.0
Interest rate swap	-	-	8.7	10.1
Total	$451.1	$622.4	$401.1	$609.5
Balance Sheet Presentation
Current	$376.5	$518.1	$338.6	$517.3
Long-Term	74.6	104.3	662.5	92.2
Total	$451.1	$622.4	$401.1	$609.5

Assets and liabilities from risk management activities are classified as current or long-term based upon the maturities of the underlying financial instruments.

Utility Segment

WPSC has entered into a limited number of natural gas and electric purchase contracts that are accounted for as derivatives. The PSCW approved the recognition of a regulatory asset or liability for the fair value of derivative amounts as a result of these contracts. Thus, management believes any gains or losses resulting from the eventual settlement of these contracts will be collected from or refunded to customers.

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Nonregulated Segments

The derivatives in the nonregulated segments not designated as hedges are primarily commodity contracts used to manage price risk associated with wholesale and retail natural gas purchase and sale activities, electric energy contracts, and foreign currency contracts used to manage foreign currency exposure related to our nonregulated Canadian businesses. Changes in the fair value of derivatives that have not qualified for hedge accounting are recognized currently in earnings.

Certain reclassifications have been made between risk management assets and risk management liabilities in the accompanying Consolidated Balance Sheet as of December 31, 2004 to conform the presentation to the presentation of risk management assets and liabilities made in the June 30, 2005 Quarterly Report on Form 10-Q. No reclassifications were required in the accompanying Consolidated Balance Sheet as of December 31, 2003. The reclassifications relate to the balance sheet presentation of certain non-hedge derivatives, which have offsetting positions within ESI. Compared to the amounts previously reported, these reclassifications decreased current assets and current liabilities by $63.0 million, and decreased noncurrent assets and noncurrent liabilities by $5.8 million. The reclassifications had no impact on previously reported shareholders' equity, results of operations or cash flows.

Our nonregulated segments also enter into derivative contracts that are designated as either fair value or cash flow hedges. Fair value hedges are used to mitigate the risk of changes in the price of natural gas held in storage. The changes in the fair value of these hedges are recognized currently in earnings, as are the changes in fair value of the hedged items. Fair value hedge ineffectiveness recorded in nonregulated revenue on the Consolidated Statements of Income was not significant in 2004, 2003, or 2002. At December 31, 2004, a mark-to-market gain of $3.0 million related to the changes in the difference between the spot and forward prices of natural gas was excluded from the assessment of hedge effectiveness. This loss was reported directly in earnings.

Cash flow hedges consist of commodity contracts associated with our energy marketing activities and an interest rate swap. The commodity contracts extend through December 2006 and are used to mitigate the risk of cash flow variability associated with the future purchases and sales of natural gas and electricity. To the extent they are effective, the changes in the values of these contracts are included in other comprehensive income, net of deferred taxes. Cash flow hedge ineffectiveness recorded in nonregulated revenue on the Consolidated Statements of Income was not significant in 2004, 2003, or 2002. When testing for effectiveness, no portion of the derivative instruments was excluded. Amounts recorded in other comprehensive income related to these cash flow hedges will be recognized in earnings as the related contracts are settled or if the hedged transaction is discontinued. In 2004, we reclassified a $1.9 million gain from other comprehensive income into earnings as a result of the discontinuance of cash flow hedge accounting for certain hedge transactions where it was probable that the original forecasted transaction would no longer occur. The amounts reclassified during 2003 and 2002 were not significant. In the next 12 months, subject to changes in market prices of natural gas and electricity, it is expected that $11.5 million will be recognized in earnings due to contracts being settled.

The interest rate swap designated as a cash flow hedge is used to fix the interest rate for the full term of a variable rate loan due in March 2018 used to finance the purchase of Sunbury. Because the swap was determined to be effective, the changes in the value of this contract are included in other comprehensive income, net of deferred taxes. Amounts recorded in other comprehensive income related to this swap will be recognized as a component of interest expense as the interest becomes due. In the next 12 months, we expect to expense $1.8 million, assuming interest rates comparable to those at December 31, 2004, and assuming the hedged transaction continues after Sunbury is sold. (See Note 4, "Assets Held for Sale," for more information and an update on the sale of Sunbury) We did not exclude any components of the derivative instrument's change in fair value from the assessment of hedge effectiveness.

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NOTE 4--ASSETS HELD FOR SALE

On May 23, 2005, PDI sold all of Sunbury's allocated emission allowances. Prior to this sale, PDI had marketed for sale the Sunbury plant and certain other related assets (primarily inventory and unallocated emission allowances) in combination with the emission allowances. The Sunbury facility sells power on a wholesale basis and previously provided energy for a 200-megawatt around-the-clock outtake contract that expired on December 31, 2004. Following Duquesne Power, L.P.'s September 2004 termination of the previously announced sales agreement to sell Sunbury to Duquesne for approximately $120 million, PDI had continued to pursue the sale of Sunbury with the assistance of an investment banking firm, but a suitable buyer was not found.

Total sales proceeds from the sale of Sunbury's emission allowances were $109.9 million, resulting in a pre-tax gain of $85.9 million, which was recorded in the second quarter of 2005. PDI is considering other alternatives for the Sunbury plant. It is anticipated that the Sunbury plant will be operated through August 2005, at which time PDI intends to place the plant in a stand-by mode of operation, which will minimize future operating expenses while maintaining several options (including retaining the plant and operating it during favorable economic periods or a potential future sale of the plant).

Prior to the decision to sell the emission allowances separately, the Sunbury plant, allocated emission allowances, and other related assets had been classified as held for sale as a combined asset disposal group, and Sunbury's results of operations and related cash flows had been reported as discontinued operations. However, because PDI is no longer committed to the sale of Sunbury as its only option, generally accepted accounting principles require those assets and liabilities previously classified as held for sale that no longer meet the held for sale criteria outlined in SFAS No. 144, to be reclassified to the appropriate held and used categories for all periods presented. As a result, the allocated emission allowances that were sold in May 2005 and certain silt reserves sold in December 2004 remain classified as held for sale for all applicable periods presented, but the Sunbury plant, unallocated emission allowances, and other related assets and liabilities were reclassified as held and used. Furthermore, Sunbury's results of operations have been reclassified as components of continuing operations for all periods presented.

In December 2004, PDI completed the sale of certain silt reserves that were utilized in the operation of Sunbury. Consideration consisted of an up-front payment of $1.4 million and possible future payments based upon future silt extraction.

All long-lived assets reclassified as held and used are required to be measured individually at the lower of their carrying value before they were classified as assets held for sale (adjusted for any depreciation expense that would have been recognized had they been continuously classified as held and used) or fair value at the date the held for sale criteria were no longer met. In the second quarter of 2005, upon reclassification of the Sunbury plant and related assets as held and used, PDI recorded a non-cash, pre-tax impairment charge of $80.6 million. The impairment charge substantially offsets the gain on the sale of the emission allowances.

The major classes of assets held for sale are as follows at December 31:
(Millions)	2004	2003
Property, plant, and equipment, net	$ 0.8	$ -
Other assets:
Emission allowances	23.3	23.3
Silt reserves	-	1.9
Assets held for sale	$24.1	$25.2

PDI financed Sunbury with equity from WPS Resources and debt financing, including non-recourse debt and a related interest rate swap. The interest rate swap was designated as a cash flow hedge and, as a result, the mark-to-market loss of $8.7 million before tax was recorded as a component of other comprehensive income at December 31, 2004. WPS Resources is required to recognize the amount

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accumulated within other comprehensive income currently in earnings if management determines that the hedged transactions (i.e., future interest payments on the debt) will not continue after the sale. No such determination had been made at December 31, 2004, however the debt was restructured to a WPS Resources obligation in the second quarter of 2005 as a result of the sale of Sunbury's emission allowances. The restructuring of the Sunbury debt to a WPS Resources' obligation triggered a $9.1 million pre-tax loss (the mark-to-market value of the swap at the date of conversion), which was recorded as a component of interest expense in the second quarter of 2005. This loss was previously deferred as a component of other comprehensive income pursuant to hedge accounting rules.

NOTE 5--PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following utility, nonutility, and nonregulated assets.

(Millions)	2004	2003
Electric utility	$2,409.4	$2,288.9
Gas utility	510.0	457.2
Total utility plant	2,919.4	2,746.1
Less: Accumulated depreciation	1,260.9	1,200.8
Net	1,658.5	1,545.3
Construction in progress	154.5	89.3
Nuclear fuel, less accumulated amortization	24.6	20.3
Net utility plant	1,837.6	1,654.9

Nonutility plant	19.5	20.3
Less: Accumulated depreciation	5.3	4.9
Net nonutility plant	14.2	15.4

Electric nonregulated	247.1	242.9
Gas nonregulated	6.6	7.0
Other nonregulated	20.1	20.8
Total nonregulated property, plant, and equipment	273.8	270.7
Less: Accumulated depreciation	49.1	40.8
Net nonregulated property, plant, and equipment	224.7	229.9
Total property, plant, and equipment	$2,076.5	$1,900.2

NOTE 6--ACQUISITIONS AND SALES OF ASSETS

Sale of Peshtigo River Lands

On October 5, 2004, WPSC sold at auction 279 acres of Peshtigo River development lands for $12.2 million. Under terms of a multi-phase agreement reached with the WDNR in 2001 related to lands near the Peshtigo River, the WDNR bought more than 5,000 acres of land for $13.5 million in 2001. In December 2003, WPSC sold an additional 542 acres of land to the WDNR for $6.5 million. WPSC completed the multi-phase agreement with the sale of 179 acres for $5.0 million to the WDNR on December 9, 2004. Following the close of this final phase of the WDNR agreement, WPSC donated an additional 5,176 acres to the state. The sales are a part of our asset management strategy.

Wausau, Wisconsin, to Duluth, Minnesota, Transmission Line

On April 18, 2003, the PSCW approved WPSC's request to transfer its interest in the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to ATC in exchange for an ownership interest in the company. ATC is a for-profit transmission-only company created by the transfer of transmission assets previously owned by multiple electric utilities serving the upper Midwest. WPSC sold, at book value, approximately $20.1 million of assets related to the Wausau to Duluth transmission line to ATC in June 2003. No gain or

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loss was recognized on the transaction. In December 2003, WPSC also transferred other transmission assets to ATC, increasing its investment an additional $5.9 million. In 2004 and 2003, WPS Resources invested $15.7 million and $14.0 million, respectively, in ATC, related to its agreement to fund approximately half of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line. At December 31, 2004, WPS Resources' ownership interest in ATC was 22.64%. Our investment in ATC is described more fully in Note 10, "Investments in Affiliates, at Equity Method."

Advantage Energy Inc.

On July 1, 2004, ESI acquired all of the outstanding stock of Advantage Energy Inc., a New York based energy-marketing company founded in 1997. On the date of acquisition, Advantage served approximately 8,200 residential and commercial customers with a peak load of approximately 275 megawatts. Consideration for the purchase consisted of an initial cash payment for the tangible and intangible net worth of the company and an earn-out with a maximum cap and a declining percentage to the seller. Payments under the earn-out will be made on July 1, 2005, 2006 and 2007.

Kewaunee

On November 7, 2003, WPSC and Wisconsin Power and Light Company entered into an agreement to sell Kewaunee to a subsidiary of Dominion Resources, Inc. The transaction is subject to approvals from various regulatory agencies, of which all major approvals have been obtained, except for approval by the PSCW. The Commission rejected the sale on November 19, 2004; however, WPSC, Wisconsin Power and Light Company, and Dominion offered a proposal addressing the Commission's concerns in December 2004. In January 2005, the Commission agreed to reconsider its decision on this transaction, and we anticipate a decision by the Commission in March 2005.

If the Commission approves the proposed transaction, WPSC estimates that its share of the cash proceeds from the sale will approximate $130 million, subject to various post-closing adjustments. The cash proceeds from the sale are expected to slightly exceed the carrying value of the WPSC assets being sold. In addition to the cash proceeds, WPSC will retain ownership of the assets contained in its non-qualified decommissioning trust, one of two funds that were established to cover the eventual decommissioning of Kewaunee. The pretax fair value of the non-qualified decommissioning trust's assets at December 31, 2004, was $129.4 million. Dominion will assume responsibility for the eventual decommissioning of Kewaunee and will receive WPSC's qualified decommissioning trust assets that had a pretax fair value of $241.9 million at December 31, 2004. WPSC has requested deferral of the gain expected to result from this transaction and related costs from the PSCW. Accordingly, WPSC anticipates most of the gain on the sale of the plant assets and the related non-qualified decommissioning trust assets will be deferred and returned to customers under future rate orders.

As of December 31, 2004, WPSC's share of the carrying value of the assets and liabilities included within the sale agreement was as follows:

(Millions)	2004

Property, plant, and equipment, net	$177.9
Qualified decommissioning trust fund	241.9
Other current assets	5.3
Total assets	$425.1

Regulatory liabilities	$ (55.9)
Asset retirement obligations	363.9
Total liabilities	$308.0

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The assets and liabilities disclosed above do not meet the criteria to be classified as held for sale on the Consolidated Balance Sheets under the provisions of SFAS No. 144 due to uncertainties inherent in the regulatory approval process.

Assuming the closing of the sale, WPSC will enter into a long-term power purchase agreement with Dominion to purchase energy and capacity virtually equivalent to the amounts that would have been received had current ownership in Kewaunee continued. The power purchase agreement, which also will require regulatory approval, will extend through 2013 when the plant's current operating license will expire. Fixed monthly payments under the power purchase agreement will approximate the expected costs of production had WPSC continued to own the plant. Therefore, management believes that the sale of Kewaunee and the related power purchase agreement will provide more price certainty for WPSC's customers and reduce our risk profile. In April 2004, WPSC entered into an exclusivity agreement with Dominion. Under this agreement, if Dominion decides to extend the operating license of Kewaunee, Dominion agreed to negotiate only with WPSC for its share of the plant output for a new power purchase agreement that would extend beyond Kewaunee's current operating license termination date. This agreement allows for the same exclusivity rights for Wisconsin Power and Light and its share of output of the plant. The exclusivity period will start on the closing date of the sale and extend through December 21, 2011.

Guardian Pipeline

On May 30, 2003, WPS Resources purchased a one-third interest in Guardian Pipeline, LLC from CMS Gas Transmission Company for approximately $26 million. Guardian Pipeline owns a natural gas pipeline, which began operating in 2002, that stretches about 140 miles from near Joliet, Illinois, into southern Wisconsin. The pipeline can transport up to 750 million cubic feet of natural gas daily. Our interest in Guardian Pipeline is accounted for as an equity method investment and is described more fully in Note 10, "Investments in Affiliates, at Equity Method."

Quest Energy, LLC

Through 2002, WPS Resources provided financial support and energy supply services to a third party, Quest Energy, LLC, a Michigan limited liability company that markets electric power to retail customers in Michigan. Financial support was in the form of wholesale electric sales extended without generally required credit assurances, an interest-bearing note including an equity conversion option with an initial maturity date of May 2005, and trade credit indebtedness, all secured by the assets of Quest. ESI reported revenues related to wholesale electric sales to Quest of $1.4 million in 2002. In November 2002, Quest Energy Holdings, LLC, an independent Michigan limited liability company and owner of Quest Energy, LLC, appointed ESI as manager of Quest Energy LLC. The appointment as manager, as well as other factors, including the provision of substantial financial support, resulted in the consolidation of Quest's financial statements with those of WPS Resources as of December 31, 2002. WPS Resources assigned the equity conversion option to ESI on January 29, 2003, and ESI acquired a 100% ownership interest in Quest. ESI used the purchase accounting method to account for this acquisition. There was no cash consideration paid; therefore, the purchase price of $0.7 million was equivalent to the carrying value of the note receivable from Quest on December 31, 2002.

De Pere Energy Center

On December 16, 2002, WPSC completed the purchase of the 180-megawatt De Pere Energy Center from Calpine Corporation, a California-based independent power producer. Prior to this purchase, the power from the De Pere Energy Center was under long-term contract to WPSC and was accounted for as a capital lease. This power purchase agreement required Calpine to expand the facility in the future. The agreement became uneconomical in the current market, and the contract was terminated concurrent with the purchase of the De Pere Energy Center. The $120.4 million purchase included a $72.0 million payment upon closing and a $48.4 million payment in December 2003. As a result of the purchase, the capital lease obligation was reversed and the difference between the capital lease asset and the $120.4 million purchase price was recorded as a regulatory asset. Of the $47.8 million regulatory asset

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initially recorded, $45.6 million is under the jurisdiction of the PSCW and is being amortized over a 20-year period beginning on January 1, 2004. Amortization of the remaining regulatory asset, which is under the jurisdiction of FERC and the MPSC, began in 2003 and will also occur over 20 years.

The transaction also includes a power purchase agreement with Calpine Corporation for capacity and energy from the Fox Energy Center, which is currently under construction near Kaukauna, Wisconsin. The agreement calls for WPSC to purchase 150 megawatts of capacity beginning on June 1, 2005, escalating to 470 megawatts of capacity on June 1, 2006, until May 31, 2015, when it decreases to 235 megawatts. On May 31, 2016, the agreement terminates.  Under the agreement, WPSC will also be responsible for fuel supply to the facility over the life of the agreement. The new power purchase agreement is contingent on timely plant construction and does not meet the requirements of a capital lease. At this time, WPSC believes Calpine will fulfill its contractual commitments, including a June 1, 2005 project in-service date.

ECO Coal Pelletization #12

As a result of several transactions in 2001, PDI became the sole member of ECO Coal Pelletization #12 LLC, which contributed 100% of its synthetic fuel producing machinery to a newly formed entity in exchange for cash and a one-third ownership interest in the newly formed entity that produces synthetic fuel from coal qualifying for tax credits under Section 29 of the Internal Revenue Code.

These transactions generated a pre-tax gain of $40.2 million, of which $38.0 million had been deferred as of December 31, 2001, as a result of certain rights of rescission and put options that were granted to the buyer. The rights of rescission and the put options expired in 2002 and, as a result, PDI recognized all of the $38.0 million deferred gain in miscellaneous income on the Consolidated Statement of Income in 2002.

The actual payments for the purchase of the former partner's interest in ECO #12 were contingent upon the same provisions referred to above. As a result, $21.3 million was originally held in escrow and was released proportionately as the respective rescission rights and put options expired. At December 31, 2002, this escrow had a balance of $3.5 million, $2.7 million of which was released in 2003 as the remaining contingencies, not related to the recognition of the deferred gain, expired. As a result of negotiations with our former partner, the remaining $0.8 million was released to PDI and recorded as a gain, within miscellaneous income, in 2003.

On December 19, 2002, PDI sold an approximate 30% interest in ECO #12 to a third party. The buyer purchased the Class A interest in ECO #12, which gives the buyer a preferential allocation of tons of synthetic fuel produced and sold annually. The buyer may be allocated additional tons of synthetic fuel if PDI makes them available, but neither party is obligated beyond the required annual allocation of tons. The buyer's share of losses generated from the synthetic fuel operation, $3.4 million in 2004, is recorded as minority interest in the Consolidated Statements of Income.

PDI received consideration of $3.0 million cash, as well as a fixed note and a variable note for the second sale transaction. Payments under the variable note are contingent upon the achievement of specified levels of synthetic fuel production by the facility. In conjunction with the sale, PDI agreed to make certain payments to a third-party broker, consisting of an up-front payment of $1.5 million (which was paid at the time of closing), $1.4 million in 2003, and $1.9 million in 2004. A deferred gain of $6.9 million and $9.2 million was reflected on PDI's balance sheet at December 31, 2004, and 2003, respectively. This deferred gain represents the present value of future payments under the fixed note and the up-front cash payments net of transaction costs. It does not include an amount for the variable note, which is contingent upon the synthetic fuel production. Payments on the variable note are a function of fuel production and are recognized as a component of the gain when received. Pre-tax gains of $7.5 million and $7.6 million were recognized as a component of miscellaneous income in 2004 and 2003, respectively, related to this transaction. Similar gains are expected to result from this transaction through 2007. There was no gain recognized in 2002 from the 2002 sale.

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Canadian Retail Gas Business

On November 1, 2002, ESI entered into an agreement to purchase a book of retail natural gas business in the Canadian provinces of Quebec and Ontario. Consideration for the purchase consisted of an earn-out to the seller based on a percentage of gross margins on the volume of natural gas delivered to certain customers during a two-year period ending October 31, 2004. The earn-out was equivalent to fixed percentages of gross margin realized over this two-year period for customers already under contract and for customers appearing on the acquired customer list who entered into a contract with ESI subsequent to the date of purchase. Total consideration paid amounted to $0.9 million. This transaction was accounted for using the purchase method of accounting; therefore, the results of operations are included in the financial statements presented for WPS Resources only since the acquisition date. There was no goodwill recorded in the acquisition as the purchase price approximated the fair value of the acquired assets and liabilities. The business is part of the operations of WPS Energy Services of Canada Corp., a subsidiary of ESI, which was created in October 2002.

WPS Empire State, Inc.

Effective June 1, 2002, PDI acquired a business, now called WPS Empire State, which owns three power plants and associated assets in upstate New York with a combined nameplate capacity of 259 megawatts. PDI used the purchase method of accounting to account for the acquisition. The operations of WPS Empire State are included in the financial statements presented for WPS Resources for all periods beginning June 1, 2002, but do not have a material impact. The purchase price, including acquisition costs, was $61.1 million. There was no goodwill recorded in this acquisition, as the purchase price approximated the fair value of the acquired assets and liabilities.

NOTE 7--JOINTLY OWNED UTILITY FACILITIES

Information regarding WPSC's share of major jointly owned electric-generating facilities in service at December 31, 2004, is set forth below:
(Millions, except for percentages)	West Marinette Unit No. 33	Columbia Energy Center	Edgewater Unit No. 4	Kewaunee
Ownership	68.0%	31.8%	31.8%	59.0%
WPSC's share of plant nameplate capacity (megawatts)	56.8	335.2	105.0	358.7
Utility plant in service	$18.0	$132.2	$30.4	$270.1(1)
Accumulated depreciation	$ 7.9	$ 85.0	$17.7	$189.5(1)
In-service date	1993	1975 and 1978	1969	1974

(1) Excludes asset retirement obligation asset and related accumulated depreciation.

WPSC's share of direct expenses for these plants is included in the corresponding operating expenses in the Consolidated Statements of Income. WPSC has supplied its own financing for all jointly-owned projects.

NOTE 8--NUCLEAR PLANT OPERATION

On November 7, 2003, WPSC and Wisconsin Power and Light Company entered into an agreement to sell Kewaunee to a subsidiary of Dominion Resources, Inc. The transaction is subject to approvals from various regulatory agencies, of which all major approvals have been obtained, except for approval by the PSCW. The PSCW rejected the sale on November 19, 2004. However, WPSC, Wisconsin Power and Light Company, and Dominion Resources, Inc. offered a proposal addressing the PSCW's concerns in December 2004. In January 2005, the PSCW agreed to reconsider its decision on this transaction, and we expect a decision to be rendered in March 2005. See Note 6, "Acquisitions and Sales of Assets," for more information on the transaction.

The quantity of heat produced for the generation of electric energy by Kewaunee is the basis for the amortization of the costs of nuclear fuel, including an amount for ultimate disposal. These costs are

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recovered currently from customers in rates. The ultimate storage of fuel is the responsibility of the United States Department of Energy pursuant to a contract required by the Nuclear Waste Act of 1982. The Department of Energy receives quarterly payments for the storage of fuel based on generation. Payments from WPSC to the Department of Energy totaled $2.6 million, $2.3 million, and $2.0 million, during 2004, 2003, and 2002 respectively.

On an interim basis, spent nuclear fuel storage space is provided at Kewaunee. Expenses associated with interim spent fuel storage at Kewaunee are recognized as current operating costs. At current production levels, the plant has sufficient storage for all fuel assemblies until 2009 with full core offload. Additional capacity will be needed by 2010 to maintain full core offload capability for fuel assemblies in use at the end of its current license in 2013.

The accumulated provision for nuclear fuel, which represents nuclear fuel purchases and amortization, totaled $273.0 million at December 31, 2004, and $265.1 million at December 31, 2003.

For information on the depreciation policy for Kewaunee, see Note 1(h), "Property, Plant, and Equipment."

WPSC's share of nuclear decommissioning costs to date has been accrued over the estimated service life of Kewaunee, recovered currently from customers in rates, and deposited in external trusts. Such costs totaled $0.3 million in 2004, $3.0 million in 2003, and $2.6 million in 2002. In developing our decommissioning funding plan, we assumed a long-term after-tax earnings rate of approximately 5%.

As of December 31, 2004, the market value of the external nuclear decommissioning trusts totaled $344.5 million, net of tax.

As part of the anticipated sale of Kewaunee, WPSC will transfer its qualified nuclear decommissioning trust assets to Dominion. WPSC will retain the nonqualified trust assets, which totaled $129.4 million pretax ($102.5 million net of tax) at December 31, 2004. The funds collected from customers for the decommissioning obligation related to the nonqualified trust are expected to be refunded to customers in accordance with yet-to-be-determined regulatory guidelines. Also in conjunction with the anticipated sale, the PSCW suspended funding into the retail jurisdiction of WPSC's decommissioning trusts for 2004. For the wholesale jurisdiction, funding during 2004 was $0.3 million.

In the fourth quarter of 2003, WPSC changed its investment strategy for its qualified trust and placed the assets in short-term investments. This was done to reduce volatility in the value of the trust for the anticipated transfer to Dominion at the time of closing of the Kewaunee sale. A condition of the sale specifies a minimum amount of qualified trust assets to be transferred. This liquidation and reinvestment resulted in a sizable increase in realized earnings for 2003 and a corresponding increase in depreciation expense. It also resulted in a sizable decrease in the percent of investments held in equity securities compared to prior years.

Investments in the nuclear decommissioning trusts are recorded at fair value. Investments at December 31, 2004, consisted of 71% cash and cash equivalents and 29% equity securities. The investments are presented net of related income tax effects on unrealized gains, and represent the amount of assets available to accomplish decommissioning. The nonqualified trust investments designated to pay income taxes when unrealized gains become realized are classified as other assets. At December 31, 2004, the amount classified as other assets was $26.8 million. An offsetting regulatory liability reflects the expected reduction in future rates as unrealized gains in the nonqualified trust are realized. Information regarding the cost and fair value of the external nuclear decommissioning trusts, net of tax is set forth below:

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2004 Security Type (Millions)	Fair Value	Cost	Unrealized Gain

Cash and cash equivalents	$243.9	$243.9	$ -
Equity	100.6	60.6	40.0
Balance at December 31	$344.5	$304.5	$40.0

2003 Security Type (Millions)	Fair Value	Cost	Unrealized Gain

Fixed income	$239.7	$239.6	$ 0.1
Equity	92.6	59.1	33.5
Balance at December 31	$332.3	$298.7	$33.6

Future decommissioning costs collected in customer rates and a charge for realized earnings from external trusts are included in depreciation expense. Realized trust earnings totaled $5.5 million in 2004, $38.7 million in 2003, and $1.7 million in 2002. In 2002, unrealized gains and losses, net of taxes, in the external trusts were reflected as changes to the decommissioning reserve, since decommissioning expense is recognized as the gains and losses are realized, in accordance with regulatory requirements.

If the sale is not consummated, WPSC's share of Kewaunee decommissioning, based on its 59% ownership interest, is estimated to be $350 million in current (2004) dollars based on a site-specific study. The study was performed in 2002 by an external consultant and is used as the basis for calculating regulatory funding requirements. The study uses several assumptions, including immediate dismantlement as the method of decommissioning and plant shutdown in 2013. Based on the standard cost escalation assumptions reflected in our current funding plan, which were determined based on the requirements of a July 1994 PSCW order, the undiscounted amount of WPSC's share of decommissioning costs forecasted to be expended between the years 2013 and 2037 is $929 million if the sale is not consummated. See Note 6, "Acquisitions and Sales of Assets," for further discussion of the pending sale of Kewaunee.

Beginning January 1, 2003, we adopted SFAS No. 143. This statement applies to all entities with legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or normal operation of that asset. We have identified the final decommissioning of Kewaunee as an asset retirement obligation and have recorded an asset retirement obligation of $363.9 million at December 31, 2004. This amount is based on several significant assumptions, including the scope of decommissioning work performed, the timing of future cash flows, and inflation and discount rates. Some of these assumptions differ significantly from the assumptions authorized by the PSCW to calculate the nuclear decommissioning liability for funding purposes. For more information on SFAS No. 143 and its impact on Kewaunee refer to Note 15, "Asset Retirement Obligations."

NOTE 9--REGULATORY ASSETS AND LIABILITIES

The following regulatory assets and liabilities are reflected in our consolidated balance sheets as of December 31:

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WPS Resources' Regulatory Assets/Liabilities (Millions)	2004	2003

Regulatory assets
Environmental remediation costs (net of insurance recoveries)	$ 72.7	$ 41.0
De Pere Energy Center	45.3	47.7
Deferred nuclear costs	10.9	4.9
Plant related costs	6.5	2.6
Minimum pension liability	6.4	15.2
Reserve for uncollectible accounts	5.5	4.4
Unamortized loss on debt	2.4	1.4
Automated meter reading costs	1.8	4.5
Funding for enrichment facilities	1.8	2.4
Other	7.6	3.6
Total	$160.9	$127.7

Regulatory liabilities
Cost of removal reserve	$186.2	$180.0
Asset retirement obligations	46.6	66.9
Unrealized gain on decommissioning trust	26.8	22.5
Income tax related items	11.2	11.8
Derivatives	11.0	8.4
Deferred gain on emission allowance sales	3.7	5.1
Deferred ATC costs	1.6	3.4
Demand-side management expenditures	1.1	5.3
Interest from tax refunds	-	0.7
Other	0.1	0.3
Total	$288.3	$304.4

Our utility subsidiaries expect to recover their regulatory assets and return their regulatory liabilities through rates charged to customers based on specific ratemaking decisions or precedent for each item over periods specified by the regulators or over the normal operating period of the assets and liabilities to which they relate. Except for amounts expended for manufactured gas plant remediation, WPSC is recovering carrying costs for all regulatory assets. UPPCO may recover carrying costs on environmental regulatory assets. Based on prior and current rate treatment for such costs, we believe it is probable that WPSC and UPPCO will continue to recover from customers the regulatory assets described above.

See Note 6, "Acquisitions and Sales of Assets;" Note 15, "Asset Retirement Obligations;" Note 16, "Income Taxes;" and Note 18, "Employee Benefit Plans," for specific information on regulatory deferrals related to the De Pere Energy Center, asset retirement obligations and cost of removal, income taxes, and pensions. See Note 17, "Commitments and Contingencies," for information on environmental remediation deferred costs.

NOTE 10--INVESTMENTS IN AFFILIATES, AT EQUITY METHOD

Investments in corporate joint ventures and other companies accounted for under the equity method at December 31, 2004, and 2003 follow.
(Millions)	2004	2003
ATC, LLC	$113.4	$ 79.9
Guardian Pipeline, LLC	29.0	27.4
Wisconsin River Power Company	12.8	12.8
Other	6.8	4.9
Investments in affiliates, at equity method	$162.0	$125.0

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Investments in affiliates under the equity method are a component of other assets on the Consolidated Balance Sheets, and the equity income is recorded in miscellaneous income on the Consolidated Statements of Income. Most of the equity income is taxable to the investor, rather than the investees, due to the nontaxable nature of several of the investees' business structures. Accordingly, the provision for income taxes includes our taxes on this equity income.

WPS Investments, LLC, a consolidated subsidiary of WPS Resources, had a 22.64% ownership interest in ATC at December 31, 2004. ATC is a for-profit, transmission-only company. It owns, maintains, monitors, and operates, electric transmission assets in portions of Wisconsin, Michigan, and Illinois. Its assets previously were owned and operated by multiple electric utilities serving the upper Midwest, all of which transferred their transmission assets to ATC in exchange for an ownership interest. A Wisconsin law encouraged utilities in the state to transfer ownership and control of their transmission assets to a state-wide transmission company. The Midwest Independent System Operator directs ATC's operation of the transmission system.

During 2003, WPSC made additional contributions and sold the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to ATC. See Note 6, "Acquisitions and Sales of Assets," for more information on these transactions.

WPSC and UPPCO record related-party transactions for services provided to and network transmission services received from ATC. Charges to ATC for services provided by WPSC were $9.3 million, $14.4 million, and $12.9 million in 2004, 2003, and 2002, respectively. UPPCO charged $6.7 million, $4.8 million, and $4.5 million in 2004, 2003, and 2002, respectively for services provided. Network transmission service costs paid to ATC by WPSC were $42.6 million, $33.6 million, and $31.0 million in 2004, 2003, and 2002, respectively. UPPCO recorded network transmission service costs of $4.0 million, $4.2 million, and $4.9 million in 2004, 2003, and 2002, respectively.

WPS Resources recorded dividends received of $11.7 million and $7.5 million from ATC in 2004 and 2003, respectively.

Condensed financial data of ATC follows.
(Millions)	2004	2003	2002
Income statement data
Revenues	$ 262.8	$225.6	$205.3
Operating expenses	(157.7)	(139.5)	(131.1)
Other income (expense)	(26.9)	(23.4)	(20.1)
Net income	$ 78.2	$ 62.7	$ 54.1

WPS Investment's equity in net income	$ 16.0	$ 10.1	$ 7.9

Balance sheet data
Current assets	$ 30.1	$ 33.1	$ 40.7
Non-current assets	1,156.5	927.3	754.3
Total assets	$1,186.6	$960.4	$795.0

Current liabilities	$ 194.4	$ 66.6	$ 46.9
Long-term debt	448.5	448.2	348.0
Other non-current liabilities	6.7	12.9	6.6
Shareholders' equity	537.0	432.7	393.5
Total liabilities and shareholders' equity	$1,186.6	$960.4	$795.0

WPSC owns 50% of the voting stock of Wisconsin River Power Company, which operates two hydroelectric plants on the Wisconsin River and an oil-fired combustion turbine. Two-thirds of the energy output of the hydroelectric plants is sold to WPSC, and the remaining one-third is sold to Wisconsin Power

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and Light. The electric power from the combustion turbine is sold in equal parts to WPSC and Wisconsin Power and Light.

WPSC records related party transactions for sales to and purchases from Wisconsin River Power. Revenues from services provided to Wisconsin River Power were $1.1 million, $1.4 million, and $1.5 million for 2004, 2003, and 2002, respectively. Purchases from Wisconsin River Power by WPSC were $3.2 million, $2.3 million, and $2.1 million for 2004, 2003, and 2002, respectively.

WPSC recorded dividends received of $6.0 million and $1.5 million from Wisconsin River Power in 2004 and 2003, respectively.

Condensed financial data of Wisconsin River Power follows.
(Millions)	2004	2003	2002
Income statement data
Revenues	$ 7.5	$ 6.7	$ 6.4
Operating expenses	(5.5)	(5.0)	(4.9)
Other income (expense)	10.4	7.7	4.2
Net income	$12.4	$ 9.4	$ 5.7

WPSC's equity in net income	$ 6.2	$ 4.7	$ 2.7

Balance sheet data
Current assets	$ 9.0	$ 8.3	$ 3.6
Non-current assets	20.1	19.9	20.1
Total assets	$29.1	$28.2	$23.7

Current liabilities	$ 1.0	$ 1.1	$ 3.5
Other non-current liabilities	2.5	1.7	1.0
Shareholders' equity	25.6	25.4	19.2
Total liabilities and shareholders' equity	$29.1	$28.2	$23.7

WPS Investments, LLC, a consolidated subsidiary of WPS Resources, purchased a 33% ownership interest in Guardian Pipeline, LLC on May 30, 2003. Guardian Pipeline owns a natural gas pipeline, which began operating in 2002, that stretches about 140 miles from near Joliet, Illinois, into southern Wisconsin. It can transport up to 750 million cubic feet of natural gas daily.

ESI records related party transactions for purchases from Guardian Pipeline. These purchases amounted to $0.4 million and $0.1 million for 2004 and 2003, respectively.

Condensed financial data of Guardian Pipeline, LLC as of December 31 and for the year ended December 31, 2004, and the period from May 30, 2003, to December 31, 2003, follows.

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(Millions)	2004	2003
Income statement data
Revenues	$ 35.2	$ 20.6
Operating expenses	(16.8)	(3.1)
Other income (expense)	(13.4)	(13.8)
Net income	$ 5.0	$ 3.7

WPS Investment's equity in net income	$ 1.7	$ 1.2

Balance sheet data
Current assets	$ 5.0	$ 7.4
Non-current assets	268.4	272.3
Total assets	$273.4	$279.7

Current liabilities	$ 18.1	$ 21.6
Long-term debt	157.8	165.6
Shareholder's equity	97.5	92.5
Total liabilities and shareholders' equity	$273.4	$279.7

Other investments accounted for under the equity method include WPS Nuclear Corporation's (a consolidated subsidiary of WPS Resources) investment in Nuclear Management Company and other minor investments. The Nuclear Management Company is owned by affiliates of five utilities in the upper Midwest and operates the six nuclear power plants of these utilities. At December 31, 2004, WPS Nuclear Corporation's ownership in Nuclear Management Company was 20%. WPSC recorded related party transactions for services provided by Nuclear Management Company for the management and operation of Kewaunee. Management service fees paid to Nuclear Management Company by WPSC were $26.7 million, $25.6 million, and $24.7 million in 2004, 2003, and 2002, respectively.

NOTE 11--GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill recorded by WPS Resources was $36.8 million at December 31, 2004, and 2003. Of this amount, $36.4 million is recorded in WPSC's natural gas segment relating to its merger with Wisconsin Fuel and Light. In 2003, WPSC transferred $0.9 million from a regulatory acquisition premium (previously classified as property, plant, and equipment) to goodwill. The increase in goodwill reflected an adjustment to the amount of recoverable goodwill from the Wisconsin Fuel and Light merger allowed by the PSCW in its March 2003 rate order. The remaining $0.4 million of goodwill relates to PDI.

Goodwill and purchased intangible assets are included in other assets on the Consolidated Balance Sheets. Emission credits are recorded at the lower of cost or market. Information in the tables below relates to total purchased identifiable intangible assets for the years indicated (excluding assets held for sale).

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(Millions)	December 31, 2004
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission allowances	1 to 30	$15.8	$(0.9)	$14.9
Customer related	1 to 8	11.2	(4.6)	6.6
Other	1 to 30	4.2	(1.6)	2.6
Total		$31.2	$(7.1)	$24.1

(Millions)	December 31, 2003
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission allowances	1 to 30	$17.8	$(1.1)	$16.7
Customer related	1 to 5	3.7	(3.0)	0.7
Other	1 to 30	3.3	(0.6)	2.7
Total		$24.8	$(4.7)	$20.1

A customer related intangible asset in the amount of $7.3 million was recorded in conjunction with the July 1, 2004 acquisition of Advantage Energy. This intangible asset will be amortized over a period of eight years.

Intangible asset amortization expense, in the aggregate, for the years ended December 31, 2004, and 2003 was $2.4 million and $1.7 million, respectively.

Estimated Amortization Expense:

For year ending December 31, 2005	$3.1 million
For year ending December 31, 2006	2.2 million
For year ending December 31, 2007	2.1 million
For year ending December 31, 2008	2.3 million
For year ending December 31, 2009	2.0 million

NOTE 12--LEASES

WPS Resources leases various property, plant, and equipment. Terms of the leases vary, but generally require WPS Resources to pay property taxes, insurance premiums, and maintenance costs associated with the leased property. Rental expense attributable to operating leases was $5.7 million, $5.2 million, and $5.1 million in 2004, 2003, and 2002 respectively. Future minimum rental obligations under non-cancelable operating leases, are payable as follows:

Year ending December 31 (Millions)

2005	$ 4.2
2006	2.3
2007	2.2
2008	2.0
2009	1.6
Later years	5.9
Total payments	$18.2

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NOTE 13--SHORT-TERM DEBT AND LINES OF CREDIT

WPS Resources has a syndicated $225 million 364-day revolving credit facility and a $175 million 364-day bi-lateral loan agreement. WPSC has syndicated a $115 million 364-day revolving credit facility, to provide short-term borrowing flexibility and security for commercial paper outstanding.

The information in the table below relates to short-term debt and lines of credit for the years indicated.
(Millions, except for percentages)	2004	2003	2002
As of end of year
Commercial paper outstanding	$279.7	$28.0	$16.0
Average discount rate on outstanding commercial paper	2.46%	1.15%	1.35%
Short-term notes payable outstanding	$12.7	$10.0	$13.8
Average interest rate on short-term notes payable	2.52%	1.12%	1.22%
Available (unused) lines of credit	$161.9	$288.9	$264.5
For the year
Maximum amount of short-term debt	$312.5	$194.2	$133.4
Average amount of short-term debt	$75.3	$104.3	$59.7
Average interest rate on short-term debt	1.82%	1.38%	1.73%

The commercial paper has varying maturity dates ranging from January 4, 2005, through January 25, 2005.

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NOTE 14--LONG-TERM DEBT
At December 31 (Millions)		2004	2003
First mortgage bonds - WPSC
Series	Year Due
6.90%	2013	$ 22.0	$ 22.0
7.125%	2023	0.1	50.0

Senior notes - WPSC
Series	Year Due
6.125%	2011	150.0	150.0
4.875%	2012	150.0	150.0
4.80%	2013	125.0	125.0
6.08%	2028	50.0	50.0

First mortgage bonds - UPPCO
Series	Year Due
10.0%	2008	-	0.9
9.32%	2021	15.3	16.2

Unsecured senior notes - WPS Resources
Series	Year Due
7.00%	2009	150.0	150.0
5.375%	2012	100.0	100.0

Term loans - nonrecourse, collateralized by nonregulated assets		82.3	87.2
Tax exempt bonds		27.0	27.0
Senior secured note		2.7	2.9
Total		874.4	931.2
Unamortized discount and premium on bonds and debt		(2.0)	(2.7)
Total long-term debt		872.4	928.5
Less current portion		(6.7)	(56.6)
Total long-term debt		$865.7	$871.9

On January 19, 2004, WPSC retired $49.9 million of its 7.125% series first mortgage bonds. These bonds had an original maturity date of July 1, 2023.

All of WPSC's debt securities are subject to the terms and conditions of the First Mortgage of WPSC. Under the terms of the mortgage, substantially all property owned by WPSC is pledged as collateral for these outstanding debt securities. All these debt securities require semiannual payments of interest. All principal payments are due on the maturity date of each series. All WPSC senior notes become non-collateralized if WPSC retires all of its outstanding first mortgage bonds.

Under the terms of the First Mortgage of UPPCO, substantially all property owned by UPPCO is pledged as collateral for this outstanding debt series. Interest payments are due semiannually on May 1 and November 1 with a sinking fund payment of $900,000 due each November 1. The final sinking fund payment due November 1, 2021, will completely retire the series.

Borrowings by PDI under term loans and collateralized by nonregulated assets totaled $82.3 million at December 31, 2004. The assets of WPS New England Generation, Inc. and WPS Canada Generation, Inc., subsidiaries of PDI, collateralize $5.4 million and $13.2 million, respectively, of the total outstanding amount. Both have semiannual installment payments, an interest rate of 8.75%, and mature in May 2010. Sunbury Generation, LLC, an indirect subsidiary of PDI, is the borrower of the remaining $63.7 million that is collateralized by its plant. Quarterly payments are made in relation to this financing, which, as the result of an interest rate swap, carries an effective interest rate of 8.1% for the year ended December 31, 2004,

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and matures in March 2018. This loan also has renewals in 2006 and 2012. However, if certain debt covenants are not met, the lender is not required to renew the loans.

In April 2001, the Schuylkill County Industrial Development Authority issued $27.0 million of refunding tax-exempt bonds. At the time of issuance of the refunding bonds, WPS Westwood Generation, LLC, a subsidiary of PDI, owned the original bonds, the proceeds of which were used in substantial part to provide facilities. Upon issuance of the refunding bonds, the original bonds were paid off. WPS Westwood Generation was paid $27.0 million from the proceeds of the refunding bonds for the retirement of the original bonds plus accrued interest. WPS Westwood Generation is now obligated to pay the refunding bonds with monthly payments that have a floating interest rate that is reset weekly. At December 31, 2004, the interest rate was 1.8%. The bonds mature in April 2021. WPS Resources agreed to guarantee WPS Westwood Generation's obligation to provide sufficient funds to pay the refunding bonds and the related obligations and indemnities.

Upper Peninsula Building Development Corporation has a senior secured note of $2.7 million as of December 31, 2004, which requires semiannual payments at an interest rate of 9.25%, and matures in 2011. The note is secured by a first mortgage lien on the building they own, which is also leased to UPPCO for use as their corporate headquarters.

At December 31, 2004, WPS Resources and its subsidiaries were in compliance with all covenants relating to outstanding debt. A schedule of all principal debt payment amounts, including bond maturities and early retirements, for WPS Resources is as follows:

Year ending December 31 (Millions)

2005	$ 6.7
2006	7.7
2007	8.3
2008	9.4
2009	159.9
Later years	682.4
Total payments	$874.4

NOTE 15--ASSET RETIREMENT OBLIGATIONS

Legal retirement obligations, as defined by the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," identified at WPSC relate primarily to the final decommissioning of Kewaunee. WPSC has a legal obligation to decommission the irradiated portions of Kewaunee in accordance with the Nuclear Regulatory Commission's minimum decommissioning requirements. The liability, calculated under the provisions of SFAS No. 143, is based on several assumptions, including the scope of decommissioning work to be performed, the timing of the future cash flows, and inflation and discount rates. Some of these assumptions differ significantly from the assumptions authorized by the PSCW to calculate the nuclear decommissioning liability for funding purposes. In accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," WPSC established a regulatory liability to record the differences between ongoing expense regulation under SFAS No. 143 and the ratemaking practices for retirement costs authorized by the PSCW. As of December 31, 2004, the net of tax market value of external nuclear decommissioning trusts established for future retirement costs, authorized by the PSCW, was approximately $344.5 million. See Note 6, "Acquisitions and Sales of Assets," for information on the pending sale of Kewaunee.

We also identified other legal retirement obligations related to utility plant assets that are not significant to the financial statements. Upon implementation of SFAS No. 143 on January 1, 2003, we recorded a net asset retirement cost of $90.8 million and an asset retirement obligation of $324.8 million. The difference between previously recorded liabilities of $290.5 million and the cumulative effect of adopting SFAS No. 143 was deferred to a regulatory liability pursuant to SFAS No 71.

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PDI has identified a legal retirement obligation related to the closure of an ash basin located at Sunbury. The adoption of SFAS No. 143 at PDI resulted in a $0.3 million negative after-tax cumulative effect of change in accounting principle in the first quarter of 2003 related to recording a liability for the closure of this ash basin.

The following table describes all changes to the asset retirement obligation liabilities of WPS Resources.

(Millions)	WPSC	PDI	Total
Asset retirement obligations at December 31, 2002	$ -	$ -	$ -
Liability recognized in transition	324.8	2.0	326.8
Accretion expense	19.2	0.1	19.3
Asset retirement obligations at December 31, 2003	344.0	2.1	346.1
Accretion expense	20.4	0.1	20.5
Asset retirement obligation at December 31, 2004	$364.4	$2.2	$366.6

Pro forma income available for common shareholders and earnings per share have not been presented for the periods ended December 31, 2004, 2003, and 2002 because the pro forma application of SFAS No. 143 to prior periods does not materially differ from the actual amounts reported for those periods in the Consolidated Statements of Income.

NOTE 16--INCOME TAXES

The principal components of our deferred tax assets and liabilities recognized in the balance sheet as of December 31 are as follows:

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(Millions)	2004	2003

Deferred tax assets:
Deferred tax credit carry forwards	$ 74.0	$ 52.0
Plant related	59.0	55.8
Employee benefits	31.5	28.7
Deferred income and deductions	17.5	21.1
Other comprehensive income	16.4	13.4
State capital and operating loss carry forwards	11.3	10.9
Risk management activities	11.3	6.9
Regulatory deferrals	1.8	3.4
Other	7.5	(1.2)
Total deferred tax assets	230.3	191.0

Valuation allowance	(1.5)	(3.0)
Net deferred tax assets	$228.8	$188.0

Deferred tax liabilities:
Plant related	$252.5	$233.3
Risk management activities	19.3	-
Regulatory deferrals	13.2	8.7
Employee benefits	11.0	16.1
Other comprehensive income	5.8	3.4
Deferred income and deductions	3.5	3.3
Other	3.6	3.7
Total deferred tax liabilities	$308.9	$268.5

Consolidated Balance Sheet Presentation:
Current deferred tax assets	$ -	$ 4.2
Current deferred tax liabilities	9.1	-
Long-term deferred tax liabilities	71.0	84.7
Net deferred tax liabilities	$ 80.1	$ 80.5

Deferred tax credit carryforwards include $71.1 million of alternative minimum tax credits related to tax credits available under Section 29 of the Internal Revenue Code. These alternative minimum tax credit carryforwards can be carried forward indefinitely. Carry forward periods for state capital and operating loss carryforwards vary, but in the majority of states in which we do business, the period is 15 years or more. The balance of the carryforward of state net operating losses is $220.0 million for all states. Valuation allowances have been established for certain state operating and capital loss carryforwards due to the uncertainty of the ability to realize the benefit of these losses in the future. The implementation of new tax strategies allowed WPS Resources to reduce its valuation allowance in 2004.

The following table presents a reconciliation of federal income taxes (which are calculated by multiplying the statutory federal income tax rate by book income before federal income tax) to the provision for income taxes reported in the Consolidated Statements of Income.

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(Millions, except for percentages)	2004		2003		2002
	Rate	Amount	Rate	Amount	Rate	Amount

Statutory federal income tax	35.0%	$57.6	35.0%	$42.5	35.0%	$48.1
State income taxes, net	3.5	5.8	8.0	9.8	5.3	7.3
Plant related	0.1	0.1	(0.9)	(1.1)	(1.7)	(2.4)
Benefits and compensation	(2.3)	(3.7)	(1.8)	(2.2)	(1.5)	(2.1)
Investment tax credit	(0.9)	(1.5)	(1.4)	(1.7)	(1.2)	(1.7)
Federal tax credits	(19.9)	(32.8)	(15.5)	(18.9)	(17.6)	(24.1)
Other differences, net	(2.3)	(3.8)	(1.2)	(1.4)	(0.2)	(0.3)
Effective income tax	13.2%	$21.7	22.2%	$27.0	18.1%	$24.8

Current provision
Federal		$11.4		$ 9.9		$10.5
State		11.7		14.0		11.2
Foreign		0.4		1.8		(0.4)
Total current provision		23.5		25.7		21.3
Deferred provision		2.4		3.2		6.4
Recognition of net operating loss carryforward		(2.7)		(0.2)		(1.2)
Recognition of deferred investment tax credit		(1.5)		(1.7)		(1.7)
Total income tax expense		$21.7		$27.0		$24.8

Foreign income (loss) before taxes was $8.3 million in 2004, $4.3 million in 2003, and $(1.2) million in 2002.

As the related temporary differences reverse, WPSC and UPPCO are prospectively refunding taxes to customers for which deferred taxes were recorded in prior years at rates different than current rates. The regulatory liability for these refunds and other regulatory tax effects totaled $11.2 million as of December 31, 2004, and $11.8 million as of December 31, 2003.

NOTE 17--COMMITMENTS AND CONTINGENCIES

Commodity and Purchase Order Commitments

WPS Resources routinely enters into long-term purchase and sale commitments that have various quantity requirements and durations. The commitments described below are as of December 31, 2004.

ESI has unconditional purchase obligations related to energy supply contracts that total $2.4 billion. Substantially all of these obligations end by 2009, with obligations totaling $2.6 million extending from 2010 through 2012. The majority of the energy supply contracts are to meet ESI's offsetting obligations to deliver energy to its customers.

WPSC has obligations related to nuclear fuel, coal, purchased power, and natural gas. Nuclear fuel contracts total $38.2 million and extend through 2014. Assuming Kewaunee is sold as discussed in Note 6, "Acquisitions and Sales of Assets," these nuclear fuel contracts would be assigned to Dominion. Obligations related to coal supply and transportation extend through 2016 and total $386.2 million. Through 2016, WPSC has obligations totaling $600.6 million for either capacity or energy related to purchased power. Also, there are natural gas supply and transportation contracts with total estimated demand payments of $129.7 million through 2010. WPSC expects to recover these costs in future customer rates. Additionally, WPSC has contracts to sell electricity and natural gas to customers.

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PDI has entered into purchase contracts totaling $12.6 million. The majority of these contracts relate to coal purchases for Sunbury and expire in 2005. See Note 4, "Assets Held for Sale," for more information on Sunbury.

UPPCO has made commitments for the purchase of commodities, mainly capacity or energy related to purchased power, which total $5.2 million and extend through 2006.

WPS Resources also has commitments in the form of purchase orders issued to various vendors. At December 31, 2004, these purchase orders totaled $499.6 million and $493.8 million for WPS Resources and WPSC, respectively. The majority of these commitments relate to large construction projects, including construction of the 500-megawatt Weston 4 coal-fired generation facility near Wausau, Wisconsin.

Nuclear Plant Operation

The Price Anderson Act ensures that funds will be available to pay for public liability claims arising out of a nuclear incident. This Act may require WPSC to pay up to a maximum of $59.4 million per incident. The payments will not exceed $5.9 million per incident in a given calendar year. These amounts relate to WPSC's 59% ownership in Kewaunee.

Clean Air Regulations

The generation facilities of PDI are located in an ozone transport region. As a result, these generation facilities are subject to additional restrictions on emissions of nitrogen oxide. During 2004, no additional nitrogen oxide emission allowances were purchased and no additional allowance purchases are anticipated for 2005. PDI began 2004 with some sulfur dioxide emission allowances for its generation facilities that are required to participate in the sulfur dioxide emission program. During 2004, additional sulfur dioxide allowances of 15,000 were purchased at market rates. PDI estimates purchasing approximately 10,000 sulfur dioxide allowances in total, at market rates, to meet its 2005 requirements for its generation facilities.

United States Environmental Protection Agency Section 114 Request

In November 1999, the EPA announced the commencement of a Clean Air Act enforcement initiative targeting the utility industry. This initiative resulted in the issuance of several notices of violation/findings of violation and the filing of lawsuits against utilities. In these enforcement proceedings, the EPA claims that the utilities made modifications to the coal-fired boilers and related equipment at the utilities' electric generating stations without first obtaining appropriate permits under the EPA's pre-construction permit program and without installing appropriate air pollution control equipment. In addition, the EPA is claiming, in certain situations, that there were violations of the Clean Air Act's "new source performance standards." In the matters where actions have been commenced, the federal government is seeking penalties and the installation of pollution control equipment.

In December 2000, WPSC received from the EPA a request for information under Section 114 of the Clean Air Act. The EPA sought information and documents relating to work performed on the coal-fired boilers located at WPSC's Pulliam and Weston electric generating stations. WPSC filed a response with the EPA in early 2001.

On May 22, 2002, WPSC received a follow-up request from the EPA seeking additional information regarding specific boiler-related work performed on Pulliam Units 3, 5, and 7, as well as information on WPSC's life extension program for Pulliam Units 3-8 and Weston Units 1 and 2. WPSC made an initial response to the EPA's follow-up information request on June 12, 2002, and filed a final response on June 27, 2002.

In 2000 and 2002, Wisconsin Power and Light Company received a similar series of EPA information requests relating to work performed on certain coal-fired boilers and related equipment at the Columbia

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generating station (a facility located in Portage, Wisconsin, jointly owned by Wisconsin Power and Light Company, Madison Gas and Electric Company, and WPSC). Wisconsin Power and Light Company is the operator of the plant and is responsible for responding to governmental inquiries relating to the operation of the facility. Wisconsin Power and Light Company filed its most recent response for the Columbia facility on July 12, 2002.

Depending upon the results of the EPA's review of the information, the EPA may issue "notices of violation" or "findings of violation" asserting that a violation of the Clean Air Act occurred and/or seek additional information from WPSC and/or third parties who have information relating to the boilers or close out the investigation. To date, the EPA has not responded to the filings made by WPSC and Wisconsin Power and Light. In addition, under the federal Clean Air Act, citizen groups may pursue a claim. WPSC has received no notice of a claim from a citizen suit.

In response to the EPA Clean Air Act enforcement initiative, several utilities have elected to settle with the EPA, while others are in litigation. In general, those utilities that have settled have entered into consent decrees which require the companies to pay fines and penalties, undertake supplemental environmental projects, and either upgrade or replace pollution controls at existing generating units or shut down existing units and replace these units with new electric generating facilities. Several of the settlements involve multiple facilities. The fines and penalties (including the capital costs of supplemental environmental projects) associated with these settlements range between $7 million and $30 million. Factors typically considered in settlements include, but are not necessarily limited to, the size and number of facilities as well as the duration of alleged violations and the presence or absence of aggravating circumstances. The regulatory interpretations upon which the lawsuits or settlements are based may change based on future court decisions that may be rendered in pending litigations.

If the federal government decided to bring a claim against WPSC and if it were determined by a court that historic projects at WPSC's Pulliam and Weston plants required either a state or federal Clean Air Act permit, WPSC may, under the applicable statutes, be required to:
  shut down any unit found to be operating in non-compliance, install additional pollution control equipment,
  pay a fine, and/or
  pay a fine and conduct a supplemental environmental project in order to resolve any such claim.

At the end of December 2002 and October 2003, the EPA issued new rules governing the federal new source review program. These rules are currently being challenged in the District of Columbia Circuit Court of Appeals, and a final decision is not anticipated before April of 2005. The rules are not yet effective in Wisconsin. They are also not retroactive. Wisconsin has proposed amending its new source review program to substantially conform to the federal regulations. The Wisconsin rules are not anticipated to be finalized before 2006, after the District of Columbia Circuit Court of Appeals' decision is rendered.

Mercury and Interstate Quality Rules

On October 1, 2004, the mercury emission control rule became effective in Wisconsin. The rule requires WPSC to control annual system mercury emissions in phases. The first phase will occur in 2008 and 2009. In this phase, the annual mercury emissions are capped at the average annual system mercury emissions for the period 2002 through 2004. The next phase will run from 2010 through 2014 and requires a 40% reduction from average annual 2002 through 2004 mercury input amounts. After 2015, a 75% reduction is required with a goal of an 80% reduction by 2018. If federal regulations are promulgated, we believe the State of Wisconsin will revise the Wisconsin rule to be consistent with the federal rule. WPSC estimates capital costs of approximately $101 million to achieve the proposed 75% reductions. The capital costs are expected to be recovered in a future rate case.

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In December 2003, the EPA proposed mercury "maximum achievable control technology" standards and an alternative mercury "cap and trade" program substantially modeled on the Clear Skies legislation initiative. The EPA also proposed the Clean Air Interstate Rule (formerly known as the Interstate Air Quality Rule), which would reduce sulfur dioxide and nitrogen oxide emissions from utility boilers located in 29 states, including Wisconsin, Michigan, Pennsylvania, and New York. As to the mercury "maximum achievable control technology" proposal, it requires existing units burning sub-bituminous coal to achieve an annual average mercury emission rate limit of 5.8 pounds per trillion Btu, existing units burning bituminous coal to achieve an annual average mercury emission rate limit of 2.0 pounds per trillion Btu, and existing units burning coal-refuse to achieve an annual average mercury emission rate limit of 0.38 pounds per trillion Btu on a unit-by-unit or plant-wide basis. New sub-bituminous coal-fired units must achieve an emission rate limit of 0.020 pounds per gigawatt-hour.

If the EPA proposed mercury "maximum achievable control technology" rule is promulgated, WPSC's current analysis indicates that the emission control equipment on the existing units may be sufficient to achieve the proposed limitation. New units will require additional mercury control techniques to reduce mercury emissions by 65% to 85%. Weston 4 will install and operate mercury control technology with the aim of achieving a mercury emission rate less than that proposed in the EPA proposed mercury "maximum achievable control technology" rule. As to the mercury cap and trade program, WPSC is studying its long-term compliance strategy to meet the targets set forth in the proposed rule. Based on the current rule proposal and current projections, WPSC anticipates meeting the proposed targets. Mercury control technology is still in development. WPSC is assessing potential mercury control technologies for application to future new coal-fired units. The proposed alternative mercury cap and trade program would require a 30% reduction in national mercury emissions in 2010 and a 70% reduction in national mercury emissions beginning in 2018. WPSC estimates the cost to comply with the proposed alternative mercury cap and trade program is similar to the cost to comply with the Wisconsin rule.

Whichever form of the proposed federal mercury rule is promulgated, PDI's current analysis indicates that additional emission control equipment on the existing units may be required. Excluding Sunbury, PDI estimates the capital cost for the remaining units to be approximately $1 million to achieve a 70% reduction. Including Sunbury, the mercury control costs could approximate $33 million in total, depending upon how this facility is operated. See Note 4, "Assets Held for Sale," for more information on Sunbury.

As to the Clean Air Interstate Rule proposal, the proposal allows the affected states (including Wisconsin, Michigan, Pennsylvania, and New York) to either require utilities located in the state to participate in an interstate cap and trade program or meet the state's emission budget for sulfur dioxide and nitrogen oxide through measures to be determined by the state. The states have not adopted a preference as to which option they would select in the event the rules become final, but the states are investigating a possible cap and trade program. The effect of the rule, if adopted, on WPSC's and PDI's facilities is uncertain.

Currently, WPSC is evaluating a number of options that include using the cap and trade program and/or installing controls. For planning purposes, it is assumed that additional sulfur dioxide and nitrogen oxide controls will be needed on existing units or the existing units will need to be converted to natural gas by 2010. The installation of any controls and/or any conversion to natural gas will need to be scheduled as part of WPSC's long-term maintenance plan for its existing units. As such, controls or conversions may need to take place before 2010. On a preliminary basis and assuming controls or conversion are required, WPSC estimates capital costs of $246 million in order to meet an assumed 2010 compliance date. This estimate is based on costs of current control technology and current information regarding the proposed rule. The costs may change based on the requirements of the final rule.

PDI is evaluating the compliance options for the Clean Air Interstate Rule proposal. Additional nitrogen oxide controls on some of PDI's facilities may be necessary. The estimated capital costs for additional nitrogen oxide controls are approximately $2.9 million, excluding Sunbury. Additional sulfur dioxide reductions are unlikely. Including Sunbury, the additional nitrogen oxide control costs could approximate $41 million, but are largely dependent upon how the facility will be operated going forward. Also, PDI will

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evaluate a number of options using the cap and trade program, fuel switching, and/or installing controls. See Note 4, "Assets Held for Sale," for more information on Sunbury.

Other Environmental Issues

Groundwater testing at a former ash disposal site of UPPCO indicated elevated levels of boron and lithium. Supplemental remedial investigations were performed, and a revised remedial action plan was developed. The Michigan Department of Environmental Quality approved the plan in January 2003. A liability of $1.4 million and an associated regulatory asset of $1.4 million were recorded for estimated future expenditures associated with remediation of the site. UPPCO received an order from the MPSC permitting deferral and future recovery of these costs. UPPCO has an informal agreement, with the owner of another landfill, under which it has agreed to pay 17% of the investigation and remedial costs. It is estimated that the cost of addressing the site over the next 3 years is $1.6 million. UPPCO has recorded $0.3 million of this amount as its share of the liability as of December 31, 2004.

Manufactured Gas Plant Remediation

WPSC continues to investigate the environmental cleanup of ten manufactured gas plant sites. As of the fall of 2003, cleanup of the land portion of the Oshkosh, Stevens Point, Green Bay, Manitowoc, and two Sheboygan sites was substantially complete. Groundwater treatment and monitoring at these sites will continue into the future. Cleanup of the land portion of four sites will be addressed in the future. River sediment remains to be addressed at six sites with sediment contamination. Remedial investigation work is expected to begin on the sediment portion of the Sheboygan site in 2005. Sediment removal work at the Marinette site is scheduled for 2005. Work at the other sites remains to be scheduled.

The WDNR recently issued interim guidance for sediment remediation. Based on WDNR's application of this guidance, WPSC estimated future undiscounted investigation and cleanup costs as of December 31, 2004 to be $66.7 million. WPSC may adjust these estimates in the future contingent upon remedial technology, regulatory requirements, and the assessment of natural resource damages.

WPSC's liability was reviewed in December 2004 against projected cleanup costs. Accordingly, the liability was increased to $66.7 million. WPSC has received $12.7 million to date in insurance recoveries. WPSC expects to recover actual cleanup costs, net of insurance recoveries, in future customer rates. Under current PSCW policies, WPSC will not recover carrying costs associated with the cleanup expenditures.

Stray Voltage Claims

From time to time, WPSC has been sued by dairy farmers who allege that they have suffered loss of milk production and other damages supposedly due to "stray voltage" from the operation of WPSC's electrical system. Past cases have been resolved without any material adverse effect on the financial statements of WPSC. Currently, there are three such cases pending in state court in Wisconsin, one of which is on appeal.

The PSCW has established certain requirements regarding stray voltage for all utilities subject to its jurisdiction. The PSCW has defined what constitutes "stray voltage," established a level of concern at which some utility corrective action is required, and set forth test protocols to be employed in evaluating whether a stray voltage problem exists. Based upon the information available to it to date, WPSC believes that it was in compliance with the PSCW's orders, and that none of the plaintiffs had a stray voltage problem as defined by the PSCW for which WPSC is responsible. Nonetheless, in 2003, the Supreme Court of Wisconsin ruled in the case Hoffmann v. WEPCO that a utility could be liable in tort to a farmer for damage from stray voltage even though the utility had complied with the PSCW's established level of concern.

One of the three remaining cases was appealed to the Wisconsin Court of Appeals. On February 15, 2005, the Court of Appeals affirmed the jury verdict that awarded the plaintiff approximately $0.8 million for

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economic damages and $1 million for nuisance. The Court of Appeals also remanded the issue of future damages relative to an injunction. WPSC is considering further appeal. The other two pending cases have trial dates in April 2005 and September 2005. Discovery has been completed in both cases. One of the two pending cases was tried to a jury in the fall of 2004. The jury deadlocked 10 - 4 in favor of WPSC, and then, in response to an instruction from the trial judge to try to reach a verdict, crafted a compromise that was invalid under the law, resulting in a mistrial. The expert witnesses retained by WPSC do not believe that there is a scientific basis for concluding that electricity has harmed or damaged the plaintiffs or their cows in either of the two remaining cases. Accordingly, WPSC is vigorously defending and contesting these actions.

WPSC has insurance coverage for these claims, but the policies have customary self-insured retentions per occurrence. Based upon the information known at this time and the availability of insurance, WPSC believes that the total cost to it of resolving the remaining three actions will not be material.

One of the cases awaiting trial includes a claim for common law punitive damages as well as a claim for treble damages under a Wisconsin statute, sec. 196.94. In light of the information it now has, WPSC does not believe there is any basis for the award of punitive or treble damages in this case. However, if a jury awarded such damages, and if the total of defense costs and all damages exceeded the self-insured retention, WPSC believes its insurance policies would cover such a verdict, including any punitive or treble damages.

Flood Damage

On May 14, 2003, a fuse plug at the Silver Lake reservoir owned by UPPCO was breached. This breach resulted in subsequent flooding downstream on the Dead River, which is located in Michigan's Upper Peninsula near Marquette, Michigan.

A dam owned by Marquette Board of Light and Power, which is located downstream from the Silver Lake reservoir near the mouth of the Dead River, also failed during this event. In addition, high water conditions and siltation resulted in damage at the Presque Isle Power Plant owned by Wisconsin Electric Power Company. Presque Isle, which is located downstream from the Marquette Board of Light and Power dam, was ultimately forced into a temporary shutdown.

The FERC's Independent Board of Review issued its report in December of 2003 and concluded that the root cause of the incident was the failure of the design to take into account the highly erodible nature of the fuse plug's foundation materials and spillway channel, resulting in the complete loss of the fuse plug, foundation, and spillway channel, which caused the release of Silver Lake far beyond the intended design of the fuse plug. The fuse plug for the Silver Lake reservoir was designed by an outside engineering firm.

WPS Resources maintains a comprehensive insurance program that includes UPPCO and which provides both property insurance for its facilities and liability insurance for liability to third parties. WPS Resources is insured in amounts that it believes are sufficient to cover its responsibilities in connection with this event. Deductibles and self-insured retentions on these policies are not material to WPS Resources. To date no lawsuits have been commenced.

In November 2003, UPPCO received approval from the MPSC and the FERC for deferral of costs that are not reimbursable through insurance or recoverable through the power supply cost recovery mechanism. Recovery of costs deferred will be addressed in future rate proceedings. On October 14, 2004, the MPSC approved final recovery of the $5.2 million of increased 2003 power supply costs related to UPPCO's integrated system. As of December 31, 2004, UPPCO has deferred $2.6 million pretax and expensed $1.5 million pretax of costs for damages resulting from the flood. In addition, UPPCO has recorded an $0.8 million insurance receivable at December 31, 2004. The total insurance payments received to date as of December 31, 2004 were $2.7 million.

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In January 2005, UPPCO announced its decision to restore Silver Lake as a reservoir for power generation, pending approval of a design by FERC. Provided that FERC approves a design in the spring of 2005, work is expected to begin in 2005 and be completed in 2006.

Wausau, Wisconsin, to Duluth, Minnesota, Transmission Line

Construction of the 220-mile, 345-kilovolt Wausau, Wisconsin, to Duluth, Minnesota, transmission line began in the first quarter of 2004 in Minnesota.

ATC has assumed primary responsibility for the overall management of the project and will own and operate the completed line. WPSC received approval from the PSCW and the FERC to transfer ownership of the project to ATC. WPSC will continue to manage construction of the project and be responsible for obtaining private property rights in Wisconsin necessary for the construction of the project. Various WDNR permit related decisions are currently the subject of a contested case hearing in Wisconsin. A decision on the contested case is expected in the third quarter of 2005.

In December 2003, the PSCW issued an amended Certificate of Public Convenience and Necessity per ATC's request for relief. This decision was appealed to the Dane County Circuit Court by certain landowners. The court affirmed the PSCW's decision. It is unknown whether the court decision will be appealed.

WPS Resources committed to fund 50% of total project costs incurred up to $198 million. WPS Resources will receive additional equity in ATC in exchange for a portion of the project funding. During the year ended December 31, 2004, WPS Resources invested $15.7 million in ATC, related to its agreement to fund approximately half of the Wausau to Duluth transmission line. WPS Resources may terminate funding if the project extends beyond January 1, 2010. On December 19, 2003, WPSC and ATC received approval to continue the project with the new cost estimate of $420.3 million. The updated cost estimate reflects additional costs for the project resulting from time delays, added regulatory requirements, changes and additions to the project at the request of local governments, and ATC overhead costs. Completion of the line is expected in 2008. WPS Resources has the right, but not the obligation, to provide additional funding in excess of $198 million up to its portion of the equity portion of revised cost estimate. For the period 2005 through 2008, we expect to fund up to approximately $175 million for our portion of the Wausau to Duluth transmission line. Our commitment to fund this transmission line could decrease up to 50% if Minnesota Power exercises its option to fund a portion of the project.

Synthetic Fuel Production Facility

We have significantly reduced our consolidated federal income tax liability for the past four years through tax credits available to us under Section 29 of the Internal Revenue Code for the production and sale of solid synthetic fuel from coal. In order to maximize the value of our synthetic fuel production facility, we have reduced our interest in the facility from 67% to 23% through sales to third parties. Our ability to fully utilize the Section 29 tax credits that remain available to us in connection with our remaining interest in the facility will depend on whether the amount of our federal income tax liability is sufficient to permit the use of such credits. The Internal Revenue Service strictly enforces compliance with all of the technical requirements of Section 29. Section 29 tax credits are currently scheduled to expire at the end of 2007. Other future tax legislation and Internal Revenue Service review may also affect the value of the tax credits and the value of our share of the facility.

We have recorded the tax benefit of approximately $113.3 million of Section 29 tax credits as reductions of income tax expense from the project's inception in June 1998 through December 31, 2004. As a result of alternative minimum tax rules, approximately $71.1 million of this tax benefit has been carried forward as a deferred tax asset as of December 31, 2004. The tax benefit recorded with respect to WPS Resources' share of tax credits from the facility is based on our expected consolidated tax liability for all open tax years including the current year, and all future years in which we expect to utilize deferred tax credits to offset our future tax liability. Reductions in our expected consolidated tax liability for any of these years could result in disallowance of previously recorded credits, and/or a change in the amount of the tax benefit deferred to future periods. A reduction in our expected consolidated tax liability for the

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current year may result in a reduction of the level of synthetic fuel production at the facility. A portion of future payments under one of the agreements covering the sale of a portion of our interest in the facility are contingent on the facility's continued production of synthetic fuel. Pre-tax gains approximating $7 million annually are expected to be realized through 2007 from this sell-down.

Dairyland Power Cooperative

Dairyland Power Cooperative has confirmed its intent to purchase an interest in Weston 4 by signing a joint plant agreement in November 2004, subject to a number of conditions. The agreement with Dairyland Power Cooperative is part of our continuing plan to provide least-cost, reliable energy for the increasing electric demand of our customers.

NOTE 18--EMPLOYEE BENEFIT PLANS

WPS Resources has a non-contributory qualified retirement plan covering substantially all employees. During 2004, $1.6 million was contributed to the Pension Plan. No contributions were made in 2003 or 2002. WPS Resources also sponsors several nonqualified retirement plans, which are not funded.

WPS Resources also currently offers medical, dental, and life insurance benefits to employees and their dependents. We expense these items for active employees as incurred. We fund benefits for retirees through irrevocable trusts as allowed for income tax purposes.

WPSC serves as plan sponsor and administrator for the qualified retirement plan and the postretirement plans. Accordingly, WPSC's Consolidated Balance Sheets reflect the assets and liabilities associated with these plans. With the exception of UPPCO's Supplemental Employee Retirement Plan, the assets and liabilities related to the non-qualified pension plans are also recorded on WPSC's Consolidated Balance Sheets. The net periodic benefit cost associated with the plans is allocated among WPS Resources' subsidiaries. Actuarial calculations are performed (based upon specific employees and their related years of service) in order to determine the appropriate benefit cost allocation.

The costs of pension and postretirement benefits are expensed over the period in which the employee renders service. The transition obligation for postretirement benefits of current and future retirees is being recognized over a 20-year period beginning in 1993. WPS Resources uses a December 31 measurement date for the majority of its plans.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") provides a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of certain retiree health care benefit plans. In May 2004, the FASB staff issued FASB Staff Position ("FSP") 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003."

WPS Resources and its actuarial advisors determined that benefits provided by the plan as of the date of enactment were at least actuarially equivalent to Medicare Part D, and, accordingly, WPS Resources will be entitled to the federal subsidy. WPS Resources performed a measurement of the effects of the Act on its accumulated postretirement benefit obligation as of July 1, 2004 (the date FSP 106-2 was adopted). As of July 1, 2004, WPS Resources' and WPSC's accumulated postretirement benefit obligation decreased $40.3 million and $33.5 million, respectively, as a result of the Act. The change in the accumulated postretirement benefit obligation due to the Act is considered an actuarial gain that will be recognized in future periods and, therefore, had no cumulative effect on WPS Resources' or WPSC's retained earnings as of July 1, 2004. The effect of the subsidy served to reduce the net postretirement benefit cost by $2.6 million for WPS Resources, including $2.2 million for WPSC, for the year ended December 31, 2004.

The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets during 2004, 2003, and 2002, as well as a statement of the funded status as of December 31 for each year.

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	Pension Benefits			Other Benefits
(Millions)	2004	2003	2002	2004	2003	2002
Reconciliation of benefit obligation (qualified and non-qualified plans)
Obligation at January 1	$637.2	$553.8	$513.1	$281.6	$234.3	$ 176.2
Service cost	20.5	15.2	12.0	7.5	7.1	5.3
Interest cost	39.8	36.9	34.9	16.9	15.3	12.5
Plan amendments	-	-	-	-	(15.3)	(4.7)
Actuarial (gain) loss - net	62.0	67.0	27.5	(3.4)	49.5	52.5
Benefit payments	(38.8)	(35.7)	(33.7)	(7.9)	(9.3)	(7.5)
Obligation at December 31	$720.7	$637.2	$553.8	$294.7	$281.6	$ 234.3

Reconciliation of fair value of plan assets (qualified plans)
Fair value of plan assets at January 1	$569.9	$511.6	$591.9	$149.7	$119.7	$ 134.7
Actual return on plan assets	54.5	92.7	(47.8)	12.9	23.7	(14.8)
Employer contributions	1.6	-	-	16.2	15.6	7.3
Benefit payments	(37.1)	(34.4)	(32.5)	(7.9)	(9.3)	(7.5)
Fair value of plan assets at December 31	$588.9	$569.9	$511.6	$170.9	$149.7	$ 119.7

Funded status of plans
Funded status at December 31	$(131.8)	$(67.3)	$(42.2)	$(123.8)	$(131.9)	$(114.6)
Unrecognized transition obligation	0.4	0.6	0.6	3.4	3.8	13.1
Unrecognized prior-service cost	44.8	50.5	56.3	(19.4)	(21.5)	(16.3)
Unrecognized loss	127.0	78.0	58.6	91.1	99.7	66.0
Net asset (liability) recognized	$ 40.4	$ 61.8	$ 73.3	$ (48.7)	$ (49.9)	$ (51.8)

Amounts recognized in the Consolidated Balance Sheets related to the benefit plans consist of:
	Pension Benefits		Other Benefits
(Millions)	2004	2003	2004	2003
Prepaid benefit cost	$ -	$ 67.9	$ -	$ -
Accrued benefit cost	(45.9)	(87.8)	(48.7)	(49.9)
Intangible assets	45.0	41.6	-	-
Regulatory asset	6.4	15.2	-	-
Accumulated other comprehensive income	34.9	24.9	-	-
(before tax effect of $14.0 million and $10.0 million, respectively)
Net asset (liability) recognized	$40.4	$ 61.8	$(48.7)	$(49.9)

Included in the above table is an accrued benefit cost of $1.7 million at December 31, 2004, and $1.8 million at December 31, 2003, related to UPPCO's Supplemental Employee Retirement Plan.

The accumulated benefit obligation for all defined benefit pension plans was $634.8 million and $572.4 million at December 31, 2004, and 2003, respectively. Information for pension plans with an accumulated benefit obligation in excess of plan assets is presented in the following table.

	December 31,
(Millions)	2004	2003
Projected benefit obligation	$720.7	$321.4
Accumulated benefit obligation	634.8	315.1
Fair value of plan assets	588.9	250.2

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The following table presents the components of the consolidated net periodic benefit cost (credit) for the plans for 2004, 2003, and 2002:
	Pension Benefits			Other Benefits
(Millions)	2004	2003	2002	2004	2003	2002
Net periodic benefit cost
Service cost	$20.5	$15.2	$12.0	$ 7.5	$ 7.1	$ 5.3
Interest cost	39.8	36.9	34.9	16.9	15.3	12.5
Expected return on plan assets	(45.9)	(46.7)	(47.7)	(11.6)	(10.6)	(10.2)
Amortization of transition (asset) obligation	0.2	-	(1.8)	0.4	1.0	1.3
Amortization of prior-service cost (credit)	5.7	5.8	5.8	(2.2)	(1.8)	(1.2)
Amortization of net (gain) loss	4.5	0.7	(0.6)	4.1	2.6	(1.2)
Special termination benefits	-	0.8	-	-	-	-
Net periodic benefit cost (credit) before settlement/ curtailment	24.8	12.7	2.6	15.1	13.6	6.5
Amortization of settlement gain regulatory liability	-	-	(11.8)	-	-	-
Amortization of curtailment loss regulatory asset	-	-	8.1	-	-	-
Net periodic benefit cost (credit)	$24.8	$12.7	$ (1.1)	$15.1	$13.6	$ 6.5

Net periodic benefit cost (credit) recorded by WPSC related to pension benefits was $16.3 million in 2004, $6.7 million in 2003, and ($4.9) million in 2002. Net periodic benefit cost recorded by WPSC related to other benefits was $12.4 million in 2004, $12.0 million in 2003, and $4.5 million in 2002.

Assumptions

The weighted average assumptions used at December 31 in the accounting for the plans are as follows:
	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate for benefit obligations	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Discount rate for net periodic benefit cost	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on assets	8.75%	8.75%	8.75%	8.75%	8.75%	8.75%
Rate of compensation increase	5.50%	5.50%	5.50%	-	-	-

Starting in 2005, WPS Resources plans to change its expected return on plan assets from 8.75% to 8.50%. To develop the expected long-term rate of return on assets, WPS Resources considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the benefit trust portfolios.

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The assumptions used for WPS Resources' medical and dental cost trend rates are shown in the following table:
	2004	2003	2002
Assumed medical cost trend rate (under age 65)	10.0%	11.0%	12.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2010	2010	2010

Assumed medical cost trend rate (over age 65)	12.0%	13.0%	14.0%
Ultimate trend rate	6.5%	6.5%	6.5%
Ultimate trend rate reached in	2011	2011	2011

Assumed dental cost trend rate	5.0%	5.0%	6.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2004	2004	2004

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(Millions)	1% Increase	1% Decrease

Effects on total of service and interest cost components of net periodic postretirement health care benefit cost	$ 3.5	$ (3.1)
Effect on the health care component of the accumulated postretirement benefit obligation	$42.0	$(34.7)

Plan Assets

Weighted-average asset allocations of the plans at December 31, 2004, and 2003, are as follows:

	Pension Plan Assets at December 31,		Postretirement Plan Assets at December 31,
	2004	2003	2004	2003
Asset category
Equity securities	63%	61%	63%	62%
Debt securities	33%	36%	37%	38%
Real Estate	4%	3%	0%	0%
Total	100%	100%	100%	100%

The Board of Directors has established the Employee Benefits Administrator Committee to manage the operations and administration of all benefit plans and related trusts. The Committee has investment policies for the plan assets that establish target asset allocations for the above listed asset classes as follows: pension plan - equity securities 60%, debt securities 35%, and real estate 5%; postretirement plan - equity securities 65%, debt securities 35%.

Cash Flows

WPS Resources expects to contribute $8.2 million to its pension plans and $20.9 million to its other postretirement benefit plans in 2005.

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The following table shows the payments, reflecting expected future service, that WPS Resources expects to make for pension and other postretirement benefits. In addition, the table shows the expected federal subsidies under Medicare Part D, which will partially offset other postretirement benefits, as discussed earlier.

(Millions)	Pension Benefits	Other Benefits	Federal Subsidies
2005	$ 37.5	$10.8	$ -
2006	39.6	11.9	(1.3)
2007	41.8	13.1	(1.5)
2008	44.0	14.1	(1.6)
2009	46.0	15.3	(1.8)
2010-2014	262.3	89.9	(10.9)

Defined Contribution Benefit Plans

WPS Resources maintains a 401(k) Savings Plan for substantially all full-time employees. Employees generally may contribute from 1% to 30% of their base compensation to individual accounts within the 401(k) Savings Plan. Participation in this plan automatically qualifies eligible non-union employees for participation in the ESOP. The company match, in the form of WPS Resources shares of common stock, is contributed to an employee's ESOP account. The plan requires a match equivalent to 100% of the first 4% and 50% of the next 2% contributed by non-union employees. Certain union employees receive a contribution to their ESOP account regardless of their participation in the 401(k) Savings Plan. The ESOP held 2.2 million shares of WPS Resources common stock (market value of approximately $109 million) at December 31, 2004. Total costs incurred under these plans were $7.7 million in 2004, $5.7 million in 2003, and $4.8 million in 2002. WPSC's share of the total costs was $6.5 million in 2004, $4.6 million in 2003, and $3.9 million in 2002.

WPS Resources maintains a deferred compensation plan that enables certain key employees and non-employee directors to defer a portion of their compensation or fees on a pre-tax basis. Non-employee directors can defer up to 100% of their director fees. There are essentially two separate investment programs available to plan participants. The first program ("Program 1") offers WPS Resources common stock as a hypothetical investment option for participants; deemed dividends paid on the common stock are automatically reinvested; and all distributions must be made in WPS Resources common stock. The second program ("Program 2") offers a variety of hypothetical investment options indexed to mutual funds, WPS Resources' return on equity, and WPS Resources common stock. Participants may not redirect investments between the two programs. All employee deferrals are remitted to WPSC and, therefore, the liabilities and costs associated with the deferred compensation plans are included on WPSC's Consolidated Balance Sheets and Consolidated Statements of Income, respectively.

Program 1 is accounted for as a plan that does not permit diversification. As a result, the deferred compensation arrangement is classified as an equity instrument and changes in the fair value of the deferred compensation obligation are not recognized. The deferred compensation obligation associated with Program 1 was $13.0 million at December 31, 2004, and $10.3 million at December 31, 2003.

Program 2 is accounted for as a plan that permits diversification. As a result, the deferred compensation obligation associated with this program is classified as a liability in the Consolidated Balance Sheets and adjusted, with a charge or credit to expense, to reflect changes in the fair value of the deferred compensation obligation. The obligation, classified within other long-term liabilities, was $21.0 million at December 31, 2004, and $18.7 million at December 31, 2003. The costs incurred under Program 2 were $2.1 million in 2004, $2.4 million in 2003, and $1.6 million in 2002.

The deferred compensation programs are partially funded through WPS Resources common stock that is held in a rabbi trust. The common stock held in the rabbi trust is classified in equity in a manner similar to accounting for treasury stock. The total cost of WPS Resources common stock held in the rabbi trust was $8.4 million at December 31, 2004, and $6.5 million at December 31, 2003.

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NOTE 19--PREFERRED STOCK OF SUBSIDIARY

WPSC has 1,000,000 authorized shares of preferred stock with no mandatory redemption and a $100 par value. Outstanding shares are as follows at December 31:

		2004		2003
(Millions, except share amounts)	Series	Shares Outstanding	Carrying Value	Shares Outstanding	Carrying Value
	5.00%	130,799	$13.1	130,853	$13.1
	5.04%	29,920	3.0	29,920	3.0
	5.08%	49,928	5.0	49,928	5.0
	6.76%	150,000	15.0	150,000	15.0
	6.88%	150,000	15.0	150,000	15.0
Total		510,647	$51.1	510,701	$51.1

All shares of preferred stock of all series are of equal rank except as to dividend rates and redemption terms. Payment of dividends from any earned surplus or other available surplus is not restricted by the terms of any indenture or other undertaking by WPSC. Each series of outstanding preferred stock is redeemable in whole or in part at WPSC's option at any time on 30 days' notice at the respective redemption prices. WPSC may not redeem less than all, nor purchase any, of its preferred stock during the existence of any dividend default.

In the event of WPSC's dissolution or liquidation, the holders of preferred stock are entitled to receive (a) the par value of their preferred stock out of the corporate assets other than profits before any of such assets are paid or distributed to the holders of common stock and (b) the amount of dividends accumulated and unpaid on their preferred stock out of the surplus or net profits before any of such surplus or net profits are paid to the holders of common stock. Thereafter, the remainder of the corporate assets, surplus, and net profits shall be paid to the holders of common stock.

The preferred stock has no pre-emptive, subscription, or conversion rights, and has no sinking fund provisions.

NOTE 20--COMMON EQUITY
Shares outstanding at December 31	2004	2003
Common stock, $1 par value, 200,000,000 shares authorized	37,500,791	36,830,556
Treasury stock	12,000	15,700
Average cost of treasury shares	$25.19	$25.19
Shares in deferred compensation rabbi trust	229,238	192,880
Average cost of deferred compensation rabbi trust shares	$36.84	$33.72

On November 24, 2003, 4,025,000 shares of WPS Resources common stock were issued at $43.00 per share and resulted in a net increase in equity of $166.8 million.

Treasury shares at December 31, 2004, relate to our Non-Employee Directors Stock Option Plan. The number of stock options granted under this plan may not exceed 100,000 shares. All options under this plan have a ten-year life, but may not be exercised until one year after the date of grant.

Effective January 2001, we began issuing new stock under our Stock Investment Plan and under certain of our stock-based employee benefit plans. These stock issuances increased equity $28.3 million, $31.0 million, and $28.3 million in 2004, 2003, and 2002, respectively.

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Reconciliation of Common Shares	Common Stock Shares Outstanding
Balance at December 31, 2001	31,053,250
Stock Investment Plan and other stock-based employee benefit plans	544,578
Stock issued from Treasury Stock	241,402
Increase in deferred compensation rabbi trust shares	(30,451)

Balance at December 31, 2002	31,808,779
Common stock offering	4,025,000
Stock Investment Plan and other stock-based employee benefit plans	764,681
Stock issued from Treasury Stock	49,950
Increase in deferred compensation rabbi trust shares	(26,434)

Balance at December 31, 2003	36,621,976
Stock Investment Plan and other stock-based employee benefit plans	670,235
Stock issued from Treasury Stock	3,700
Increase in deferred compensation rabbi trust shares	(36,358)

Balance at December 31, 2004	37,259,553

In December 1996, we adopted a Shareholder Rights Plan. The plan is designed to enhance the ability of the Board of Directors to protect shareholders of WPS Resources if efforts are made to gain control of our company in a manner that is not in the best interests of our shareholders. The plan gives our existing shareholders, under certain circumstances, the right to purchase stock at a discounted price. The rights expire on December 11, 2006.

WPS Resources is a holding company and our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. The PSCW has by order restricted our principal subsidiary, WPSC, to paying normal dividends on its common stock of no more than 109% of the previous year's common stock dividend. The PSCW also requires WPSC to maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility), which has a common equity range of 54% to 58%. Each of these limitations may be modified by a future order of the PSCW. Our right to receive dividends on the common stock of WPSC is also subject to the prior rights of WPSC's preferred shareholders and to provisions in WPSC's restated articles of incorporation which limit the amount of common stock dividends which WPSC may pay if its common stock and common stock surplus accounts constitute less than 25% of its total capitalization. These limitations are not expected to limit any dividend payments in the foreseeable future.

UPPCO's indentures relating to its first mortgage bonds contain certain limitations on the payment of cash dividends on its common stock, which is held solely by WPS Resources. Under the most restrictive of these provisions, approximately $19.6 million of retained earnings were available at December 31, 2004 for the payment of common stock cash dividends by UPPCO.

At December 31, 2004, WPS Resources had $474.4 million of retained earnings available for dividends.

Earnings per share is computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period adjusted for the exercise and/or conversion of all potentially dilutive securities. Such dilutive items include in-the-money stock options, restricted shares, and performance share grants. The calculation of diluted earnings per share for the years shown excludes some stock option plan shares that had an anti-dilutive effect. The shares having an anti-dilutive effect are not significant for any of the years shown. The following table reconciles the computation of basic and diluted earnings per share:

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Reconciliation of Earnings Per Share (Millions except per share amounts)	2004	2003	2002
Income available for common shareholders	$139.7	$94.7	$109.4
Basic weighted average shares	37.4	33.0	31.7
Incremental issuable shares	0.2	0.2	0.3
Diluted weighted average shares	37.6	33.2	32.0
Basic earnings per common share	$3.74	$2.87	$3.45
Diluted earnings per common share	$3.72	$2.85	$3.42

NOTE 21--STOCK-BASED COMPENSATION

WPS Resources has three main stock option plans: the 2001 Omnibus Incentive Compensation Plan ("Omnibus Plan"), the 1999 Stock Option Plan ("Employee Plan"), and the 1999 Non-Employee Directors Stock Option Plan ("Director Plan"). No additional stock options will be issued under the Employee Plan, although the plan will continue to exist for purposes of the existing outstanding options.

In May of 2001, shareholders approved the Omnibus Plan for certain management personnel. The Long-Term Incentive Plan was approved under the 2001 Omnibus Plan. The Long-Term Incentive Plan has two stock-based compensation components: non-qualified stock options and performance shares.

Under the provisions of the Omnibus Plan, the number of shares for which stock options may be granted may not exceed 2 million, and no single employee that is the chief executive officer of the company or any of the other four highest compensated officers of the company and its subsidiaries can be granted options for more than 150,000 shares during any calendar year. Stock options are granted by the Compensation Committee of the Board of Directors and may be granted at any time. No stock options will have a term longer than ten years. The exercise price of each stock option is equal to the fair market value of the stock on the date the stock option was granted.

A portion of the executive long-term incentive was awarded in the form of performance shares. These shares vest over a three-year performance period and are paid out in shares of WPS Resources common stock. The number of shares paid out is calculated by multiplying a performance percentage by a target number of shares. The performance multiplier is based on the performance of WPS Resources relative to the performance of a specific peer group of companies. The payout may range from 0% to 200% of target. Based upon these criteria, 119,296 shares are included in the denominator of the diluted earnings per share computation at December 31, 2004. In accordance with Accounting Principles Board Opinion No. 25, WPS Resources accrues the plan expense over the three-year period in which the services are performed. Compensation expense recorded was $2.3 million in 2004, $3.3 million in 2003, and $1.8 million in 2002.

Restricted stock shares granted on April 18, 2002, totaled 12,186 shares and had a one-year vesting period. Beginning April 18, 2003, 15% of the shares became unrestricted, with an additional 15% release of restriction at each six-month interval thereafter until fully unrestricted. Restricted shares have a value equal to the fair market value of the shares on the grant date. No compensation expense was recorded for these shares in 2004. In 2003 and 2002, $0.2 million and $0.3 million of compensation expense was recorded, respectively.

Under the provisions of the Director Plan, the number of stock options granted under the plan may not exceed 100,000, and the shares to be delivered will consist solely of treasury shares. Stock options are granted at the discretion of the Board of Directors. No options may be granted under this plan after December 31, 2008. All options have a ten-year life, but may not be exercised until one year after the date of grant. Options granted under this plan are immediately vested. The exercise price of each option is equal to the fair market value of the stock on the date the stock options were granted.

One-fourth of the stock options granted under the Omnibus Plan and the Employee Plan will become vested and exercisable each year on the anniversary date of the grant. The number of shares subject to

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each stock option plan, each outstanding stock option, and stock option exercise prices are subject to adjustment in the event of any stock split, stock dividend, or other transaction affecting our outstanding common stock.

A summary of the activity of the stock option plans for 2004, is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Omnibus plan	993,677	$38.9707
Employee plan	283,621	33.1055
Director plan	15,700	25.4853
Granted during 2004
Omnibus plan	321,313	48.1100
Exercised during 2004
Omnibus plan	30,431	35.1724
Employee plan	38,301	30.5332
Director plan	3,700	25.4375
Forfeited during 2004
Omnibus plan	4,437	41.2294
Outstanding at end of year
Omnibus plan	1,280,122	41.3472
Employee plan	245,320	33.5071
Director plan	12,000	25.5000
Options exercisable at year-end
Omnibus plan	459,425	37.3676
Employee plan	245,320	33.5071
Director plan	12,000	25.5000
Weighted-average fair value of options granted during 2004 Omnibus plan	$4.40

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A summary of the activity of the stock option plans for 2003, is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Omnibus plan	663,548	$36.1131
Employee plan	492,021	31.5572
Director plan	19,400	25.4762
Granted during 2003
Omnibus plan	335,424	44.5601
Exercised during 2003
Omnibus plan	4,420	34.6538
Employee plan	207,150	29.4879
Director plan	3,700	25.4375
Forfeited during 2003
Omnibus plan	875	36.3014
Employee plan	1,250	23.1875
Outstanding at end of year
Omnibus plan	993,677	38.9707
Employee plan	283,621	33.1055
Director plan	15,700	25.4853
Options exercisable at year-end
Omnibus plan	241,076	35.4684
Employee plan	225,116	33.0890
Director plan	15,700	25.4852
Weighted-average fair value of options granted during 2003 Omnibus plan	$4.53

A summary of the activity of the stock option plans for 2002, is presented below:
Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
Omnibus plan	327,427	$34.1038
Employee plan	705,916	30.9806
Director plan	23,150	25.4699
Granted during 2002
Omnibus plan	341,613	38.0064
Exercised during 2002
Employee plan	206,849	29.5512
Director plan	3,750	25.4375
Forfeited during 2002
Omnibus plan	5,492	34.0900
Employee plan	7,046	32.6744
Outstanding at end of year
Omnibus plan	663,548	36.1131
Employee plan	492,021	31.5572
Director plan	19,400	25.4762
Options exercisable at year-end
Omnibus plan	80,484	34.1040
Employee plan	256,011	31.6679
Director plan	19,400	25.4762
Weighted-average fair value of options granted during 2002 Omnibus plan	$3.64

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The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2004, under the 2001 Omnibus Plan.
	Stock Options Outstanding			Stock Options Exercisable
Exercise Prices	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$34.0900	281,689	7	$34.0900	205,545	$34.0900
34.3800	13,386	6	34.3800	9,493	34.3800
36.3800	500	7	36.3800	250	36.3800
37.9600	325,310	8	37.9600	158,383	37.9600
41.2900	5,000	7	41.2900	2,500	41.2900
38.2500	8,797	8	38.2500	2,200	38.2500
44.7300	324,127	9	44.7300	81,054	44.7300
48.1100	321,313	10	48.1100	-	48.1100
	1,280,122		$41.3472	459,425	$37.3676

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2004, under the 1999 Stock Option Plan.
	Stock Options Outstanding			Stock Options Exercisable
Exercise Prices	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$29.8750	49,500	4	$29.8750	49,500	$29.8750
23.1875	5,500	5	23.1875	5,500	23.1875
34.7500	190,320	6	34.7500	190,320	34.7500
	245,320		$33.5071	245,320	$33.5071

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2004, under the 1999 Non-Employee Director Stock Option Plan.
	Stock Options Outstanding			Stock Options Exercisable
Exercise Prices	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$25.4375	9,000	5	$25.4375	9,000	$25.4375
25.6875	3,000	5	25.6875	3,000	25.6875
	12,000		$25.5000	12,000	$25.5000

NOTE 22--REGULATORY ENVIRONMENT

Wisconsin

On December 19, 2003, the PSCW issued a final written order authorizing a retail electric rate increase of $59.4 million (9.4%) and a retail natural gas rate increase of $8.9 million (2.2%), effective January 1, 2004. The rates reflect a 12.0% return on equity and allowed average equity of 56% of total capital.

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As a result of the Kewaunee unplanned outage, which lasted approximately two weeks during late January and into early February 2004, and other fuel cost and purchased power increases expected in 2004, WPSC received an interim fuel rate order from the PSCW allowing for a $6.0 million (1.2%) increase in rates that went into effect April 2, 2004. In September 2004, the PSCW issued its final order, requiring WPSC to refund $1.8 million of revenues collected under the interim rate order to customers. The refund was returned to customers in October and November 2004. The reduction from the interim rate was necessary due to lower than anticipated fuel and purchased power costs in the third quarter of 2004, which were the result of cooler than normal weather conditions. The final order allowed WPSC recovery of an estimated $3.2 million of its increased fuel and purchased power costs.

On December 21, 2004, the PSCW issued a final written order authorizing a retail electric increase of $60.7 million (8.6%) and a retail natural gas rate increase of $5.6 million (1.1%), effective January 1, 2005. The retail electric rate increase is primarily driven by increased costs related to fuel and purchased power, construction of Weston 4, benefit costs, and Midwest Independent System Operator costs. The natural gas rate increase is primarily related to increases in benefit costs and the cost of distribution system improvements. The 2005 rates reflect an 11.5% return on equity. The PSCW also approved a common equity ratio of 57.35% in the utility's regulatory capital structure.

On November 5, 2004, WPSC filed an application with the PSCW to defer all incremental costs, including carrying costs, resulting from unexpected problems encountered in the refueling outage at Kewaunee. During the refueling outage, an unexpected problem was encountered with equipment used for lifting internal vessel components to perform a required 10-year inspection. These equipment problems caused the outage to be extended by approximately three weeks. On November 11, 2004, the PSCW authorized WPSC to defer the replacement fuel costs related to the extended outage. On November 23, 2004, the PSCW authorized WPSC to defer purchased power costs ($5.4 million) and operating and maintenance expenses ($1.8 million) related to the extended outage, effective from when the problems were discovered, including carrying costs at WPSC's authorized weighted average cost of capital. Kewaunee returned to service on December 4, 2004. On February 18, 2005, WPSC filed for PSCW approval to recover these costs and it is anticipated that these costs will be recovered in 2006, pending final approval by the PSCW.

On November 9, 2004, WPSC filed an application with the PSCW to defer, with carrying costs, the 2005 revenue requirement impacts resulting from the American Jobs Creation Act of 2004 (Jobs Creation Act). The Jobs Creation Act reduces the corporate income tax on certain manufacturing industries. Because the act was not signed into law until October 22, 2004, it was not included in WPSC's 2005 rate proceeding. On December 7, 2004, the PSCW authorized WPSC to defer the 2005 revenue requirement impacts resulting from the Jobs Creation Act including carrying costs at WPSC's authorized weighted average cost of capital.

On February 20, 2005, Kewaunee was temporarily removed from service after a potential design weakness was identified in a backup cooling system. Plant engineering staff identified the concern and the unit was shutdown in accordance with the plant license. A modification is being made to resolve the issue and it is anticipated that the unit will be back in service at 100% power by mid April. WPSC intends to file a request with the PSCW for recovery of incremental costs associated with fuel, purchased power, and operating and maintenance costs. WPSC and Dominion remain committed to the sale of Kewaunee.

Michigan

On March 31, 2004, UPPCO submitted an application to the MPSC to recover $5.2 million of increased 2003 power supply costs relating to UPPCO's integrated system. In addition, UPPCO requested deferral of $1.8 million of power supply costs related to the Dead River flood. On August 31, 2004, the MPSC approved the deferral of the $1.8 million of power supply costs relating to the Dead River flood, and authorized the interim recovery of the $5.2 million pending a final prudence determination. On October 14, 2004, the Commission approved final recovery of the $5.2 million of increased 2003 power

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supply costs relating to UPPCO's integrated system. These costs will be recovered from customers through December 2005.

On December 8, 2004, UPPCO submitted a request to the MPSC to approve UPPCO's proposed treatment of the net gain proceeds from certain sales of undeveloped and partially developed land located in the Upper Peninsula of Michigan as appropriate for ratemaking purposes. If approved by the MPSC, UPPCO will voluntarily forego retail electric service base rate increases through December 31, 2005; however, UPPCO may file for base rate increases in 2005 to be effective on or after January 1, 2006. UPPCO may also file for MPSC consideration of deferred accounting of any governmental mandates during the moratorium and for any unusual and extraordinary events. At this time, the MPSC has not accepted the proposal, and final approval or denial from the MPSC is still pending.

On February 4, 2005, UPPCO submitted an application to the MPSC for a 7.6% increase in retail electric rates ($5.7 million in revenues). UPPCO also requested interim rate recovery of 6.0% ($4.5 million in revenues) to allow UPPCO to recover costs during the time the MPSC is reviewing the full case. The retail electric rate increase is primarily due to costs associated with improving service quality and reliability, technology upgrades, and managing rising employee and retiree benefit costs.

Federal

On April 30, 2003, WPSC received a draft order from the FERC approving a $4.1 million (21%), interim increase in wholesale electric rates. The new wholesale rates were effective on May 11, 2003, and were subject to refund if the final rate increase was less. The draft order also granted the use of formula rates, which allow for the adjustment of wholesale electric rates to reflect actual costs without having to file additional rate requests. On March 4, 2004, the FERC and WPSC reached a tentative settlement regarding the final rate increase. WPSC had no material refunds or other adjustments to revenues recorded under the interim rates based on the terms of the tentative agreement. The final settlement was approved by FERC on November 19, 2004. No material refunds were required as a result of the settlement. This was WPSC's first rate increase for its wholesale electric customers in 17 years.

On February 10, 2005 the FERC issued an order accepting compliance filings implementing the Seams Elimination Charge Adjustment effective December 1, 2004, subject to refund and surcharge, and set the matters raised for evidentiary hearing. On February 28, 2005, Quest Energy, LLC, a wholly-owned subsidiary of ESI, filed a motion for partial stay of FERC's February 10, 2005 order imposing a Seams Elimination Charge Adjustment on Quest. The purpose of the Seams Elimination Charge Adjustment is to compensate transmission owners for the revenue they would no longer receive due to the elimination of the Regional Through and Out Rates. Because ESI is a load serving entity, it will be billed for Seams Elimination Charge Adjustment charges based on its power imports during 2002 and 2003.

NOTE 23--VARIABLE INTEREST ENTITIES

The FASB has issued Interpretation No. 46R (as revised), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51," in order to improve financial reporting by companies involved with variable interest entities. Interpretation No. 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The primary beneficiary is the party that absorbs the majority of the expected losses and/or receives the majority of the expected residual returns of the variable interest entity's activities.

The application of Interpretation No. 46R was required for financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. WPS Resources identified WPSR Capital Trust I as a special purpose entity that is within the scope of Interpretation No. 46R. Refer to Note 24, "Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Preferred Stock Trust," for further discussion of the impacts of implementing this portion of Interpretation No. 46R on the financial statement of WPS Resources.

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WPS Resources adopted the provisions of Interpretation No. 46R for variable interest entities not defined as special purpose entities effective March 31, 2004. The required adoption had no impact on our consolidated financial statements, as we did not identify significant variable interests in any unconsolidated variable interest entities where we were determined to be the primary beneficiary. We have identified our equity ownership in a synthetic fuel producing facility as a variable interest in a variable interest entity. Through an affiliate of PDI, WPS Resources owns a partial interest in a synthetic fuel facility located in Kentucky and received tax credits pursuant to Section 29 of the Internal Revenue Code based on sales to unaffiliated third-party purchasers of synthetic fuel produced from coal. At December 31, 2004, WPS Resources had a 23% ownership interest in the synthetic fuel facility. No other variable interests were identified. WPS Resources' maximum exposure to loss as a result of our involvement with this variable interest entity is limited to our investment in this entity, which was not significant at December 31, 2004. We were not identified as the primary beneficiary of this entity and, therefore, were not required to consolidate the synthetic fuel facility into our financial statements at December 31, 2004. The adoption of Interpretation No. 46R also included an analysis of our power purchase and sale agreements. We do not believe that any of our power purchase or sale agreements constitute significant variable interests that would lead us to consolidate entities not currently consolidated or deconsolidate any entities currently consolidated.

NOTE 24--COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF PREFERRED STOCK TRUST

On July 30, 1998, WPSR Capital Trust I, a Delaware business trust, issued $50.0 million of trust preferred securities to the public. WPS Resources owned all of the outstanding trust common securities of the Trust, and the only asset of the Trust was $51.5 million of subordinated debentures issued by WPS Resources. The debentures were due on June 30, 2038, and bore interest at 7% per year. The terms and interest payments on the debentures corresponded to the terms and distributions on the trust preferred securities.

As discussed in Note 23, "Variable Interest Entities," it was determined that WPSR Capital Trust I qualified as a special purpose entity and, therefore, the provisions of Interpretation No. 46R were applied to the Trust at December 31, 2003. Prior to this date, we consolidated the preferred securities of the Trust into our financial statements as we held all of the voting securities. Per the provisions of Interpretation No. 46R, however, it was determined that the preferred security holders held the majority of the residual economic risks associated with WPSR Capital Trust I and, therefore, the Trust was deconsolidated effective December 31, 2003. As a result of the deconsolidation, WPS Resources recorded a $1.5 million investment in trust within other current assets and a $51.5 million note payable to preferred stock trust, respectively, within the Consolidated Balance Sheet at December 31, 2003.

On January 8, 2004, WPS Resources redeemed all of the subordinated debentures that were initially issued to the Trust for $51.5 million and paid accrued interest of $0.1 million. This action required the Trust to redeem an equal amount of trust securities at face value plus any accrued interest and unpaid distributions. As a result of these transactions, the Trust was dissolved effective January 8, 2004.

NOTE 25--SEGMENTS OF BUSINESS

We manage our reportable segments separately due to their different operating and regulatory environments.

Our principal business segments are the regulated electric utility operations of WPSC and UPPCO and the regulated natural gas utility operations of WPSC. WPSC's revenues are primarily derived from the service of electric and natural gas retail customers in northeastern and central Wisconsin and an adjacent portion of Upper Michigan. WPSC also provides wholesale electric service to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities, and a municipal joint action agency. Portions of WPSC's electric and natural gas operations cannot be specifically identified as electric or natural gas and instead are allocated using either actual labor hours, revenues,

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number of customers, or number of meters. UPPCO derives revenues from the sale of electric energy in the Upper Peninsula of Michigan.

Our other reportable segments include ESI and PDI. ESI offers nonregulated natural gas, electric, and alternate fuel supplies as well as energy management and consulting services to retail and wholesale customers primarily in the northeastern quadrant of the United States and adjacent portions of Canada. Although ESI has a widening array of products and services, revenues are primarily derived through sales of electricity and natural gas to retail and wholesale customers. ESI's marketing and trading operations manage power and natural gas procurement as an integrated portfolio with its retail and wholesale sales commitments. Electricity required to fulfill these sales commitments was procured primarily from independent generators, energy marketers, and organized electric power markets. Natural gas was purchased from a variety of suppliers under daily, monthly, seasonal and long-term contracts with pricing delivery and volume schedules to accommodate customer requirements. ESI's customers include utilities, municipalities, cooperatives, commercial and industrial consumers, aggregators, and other marketing and retail entities.

PDI competes in the wholesale merchant electric power generation industry, primarily in the Midwest and northeastern United States and adjacent portions of Canada. PDI's core competencies include power plant operation and maintenance, and material condition assessment of assets. In order to enable PDI to focus on its core competencies and improve the efficiency and reliability of its existing fleet of power plants, ESI has assumed much of the market price risk associated with these plants. In 2004, PDI entered into tolling and power purchase agreements with ESI to manage electric production from many of its facilities and to manage natural gas costs for its gas-fired generation facilities. PDI continues to manage costs of fuel for its coal-fired facilities. The agreements allow ESI to operate PDI facilities at its discretion, when market conditions and fuel costs are advantageous. PDI has power purchase agreements in place with third-party customers at facilities not under contract with ESI.

The Holding Company and Other segment includes the operations of WPS Resources and WPS Resources Capital Corporation as holding companies and the nonutility activities at WPSC and UPPCO.

The tables below present information for the respective years pertaining to our operations segmented by lines of business.
Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2004	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	PDI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$875.6	$416.4	$1,292.0	$3,554.6	$ 104.2	$ -	$ -	$4,950.8
Internal revenues	21.0	4.5	25.5	2.3	26.8	1.1	(55.7)	-
Depreciation and decommissioning	79.5	16.0	95.5	2.5	8.5	0.5	-	107.0
Miscellaneous income	10.4	0.4	10.8	1.7	2.3	40.6	(3.4)	52.0
Interest expense	25.6	7.7	33.3	0.8	8.1	20.8	(3.1)	59.9
Provision for income taxes	39.2	10.2	49.4	20.6	(44.5)	(3.8)	-	21.7
Income available for common shareholders	68.8	17.3	86.1	36.7	5.0	11.9	-	139.7
Total assets	2,225.2	577.9	2,803.1	1,018.5	380.5	321.5	(146.8)	4,376.8
Cash expenditures for long-lived assets	223.0	62.7	285.7	1.6	4.8	0.3	-	292.4

(1) Includes only utility operations. Nonutility operations are included in the Other column.

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Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2003	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	PDI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$ 785.6	$398.1	$1,183.7	$3,063.6	$155.1	$ 0.1	$ -	$4,402.5
Internal revenues	28.5	6.1	34.6	18.0	9.1	1.1	(62.8)	-
Depreciation and decommissioning	112.8	14.3	127.1	1.8	11.8	0.6	-	141.3
Miscellaneous income	43.6	1.3	44.9	1.2	(5.0)	30.7	(8.2)	63.6
Interest expense	24.9	6.7	31.6	0.5	9.0	27.3	(6.6)	61.8
Provision for income taxes	33.9	9.2	43.1	17.6	(31.1)	(2.6)	-	27.0
Cumulative effect of change in accounting principle	-	-	-	3.3	(0.3)	-	0.2	3.2
Income available for common shareholders	60.0	15.7	75.7	29.0	(7.9)	(2.1)	-	94.7
Total assets	2,102.1	497.0	2,599.1	1,162.7	378.0	305.0	(148.3)	4,296.5
Cash expenditures for long-lived assets	131.0	40.7	171.7	1.4	4.9	(0.2)	-	177.8

(1) Includes only utility operations. Nonutility operations are included in the Other column.
Segments of Business
(Millions)
	Regulated Utilities			Nonutility and Nonregulated Operations
2002	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	PDI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$741.6	$308.7	$1,050.3	$360.4	$137.4	$ 0.2	$ -	$1,548.3
Intersegment revenues	21.5	2.0	23.5	2.4	8.6	1.1	(35.6)	-
Depreciation and decommissioning	72.6	13.3	85.9	1.1	10.5	0.5	-	98.0
Miscellaneous income	6.3	0.3	6.6	1.8	27.7	19.8	(8.1)	47.8
Interest expense	28.7	6.3	35.0	1.6	9.2	22.4	(6.6)	61.6
Provision for income taxes	31.9	12.4	44.3	7.0	(22.6)	(3.6)	(0.3)	24.8
Income available for common shareholders	61.0	18.4	79.4	11.0	24.0	(5.0)	-	109.4
Cash expenditures for long-lived assets	164.3	34.0	198.3	0.8	27.1	3.0	-	229.2

(1) Includes only utility operations. Nonutility operations are included in the Other column.
Geographic Information (Millions)
	2004		2003		2002
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets	Revenues
United States	$3,823.8	$2,906.6	$3,830.8	$2,700.3	$1,494.6
Canada(1)	1,127.0	22.9	571.7	24.1	53.7
Total	$4,950.8	$2,929.5	$4,402.5	$2,724.4	$1,548.3

(1)Revenues and assets of Canadian subsidiaries.

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NOTE 26--QUARTERLY FINANCIAL INFORMATION (Unaudited)
(Millions, except for share amounts)	Three Months Ended
	March	June	2004 September	December	Total
Operating revenues	$1,387.0	$1,059.5	$1,091.9	$1,412.4	$4,950.8
Operating Income	67.6	10.1	48.7	42.6	169.0
Income available for common shareholders	42.6	4.6	34.8	57.7	139.7

Average number of shares of common stock (basic)	37.1	37.3	37.4	37.5	37.4
Average number of shares of common stock (diluted)	37.3	37.5	37.6	37.8	37.6

Earnings per common share (basic) (1)	$1.15	$0.12	$0.93	$1.54	$3.74
Earnings per common share (diluted) (1)	1.14	0.12	0.93	1.53	3.72

	March	June	2003 September	December	Total
Operating revenues (2)	$1,303.7	$990.8	$1,017.4	$1,090.6	$4,402.5
Operating income	51.6	4.1	56.2	2.3	114.2
Net income before cumulative effect of change in accounting principles	30.6	3.5	34.8	25.7	94.6
Income available for common shareholders	33.0	2.7	34.1	24.9	94.7

Average number of shares of common stock	32.1	32.4	32.6	34.5	33.0
Average number of shares of common stock (diluted)	32.4	32.7	32.9	34.8	33.2

Earnings per common share (basic) (1)
Net income before cumulative effect of change in accounting principles	$0.93	$0.08	$1.05	$0.72	$2.77
Earnings per common share (basic)	1.03	0.08	1.05	0.72	2.87

Earnings per common share (diluted) (1)
Net income before cumulative effect of change in accounting principles	$0.92	$0.08	$1.04	$0.72	$2.75
Earnings per common share (diluted)	1.02	0.08	1.04	0.72	2.85

(1) Earnings per share for the individual quarters do not total the year ended earnings per share amount because of the significant changes to the average number of shares outstanding and changes in incremental issuable shares throughout the year.

(2) Revenue has been reclassified to conform to current year presentation.

Because of various factors, which affect the utility business, the quarterly results of operations are not necessarily comparable.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of WPS Resources Corporation

We have audited the accompanying consolidated balance sheets of WPS Resources Corporation and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and financial statement schedules present fairly, in all material respects, the financial position of WPS Resources Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003 the Company changed its method of accounting for certain energy trading contracts to adopt EITF 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations to adopt Statement of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations."

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 9, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 9, 2005 (August 24, 2005 as to the effects of the reclassifications described in Note 4)

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